UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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The Manitowoc Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE MANITOWOC COMPANY, INC.

One Park Plaza

11270 West Park Place, Suite 1000

Milwaukee, Wisconsin 53224

(920) 684-4410

March 22, 2018

Dear Shareholder:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders (“2018 Annual Meeting”) of The Manitowoc Company, Inc. (the “Company”) which will be held at The Pfister Hotel, located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, on Tuesday, May 1, 2018, at 9:00 a.m. Central Daylight Time.

As set forth in the enclosed Proxy Materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of seven directors for one-year terms expiring at the 2019 Annual Meeting of Shareholders;
2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;
3.

An advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement;

4.	A proposal put forth by one of our shareholders regarding a simple majority vote standard, if properly presented at the meeting; and
5.	Such other business as may properly come before the 2018 Annual Meeting.

The Board of Directors of the Company recommends the following votes:

•	FOR election of the seven directors named in the Proxy Statement for one-year terms expiring at the 2019 Annual Meeting of Shareholders;
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;
•	FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement; and
•	AGAINST the shareholder proposal regarding a simple majority vote standard.

Whether or not you are able to attend the 2018 Annual Meeting, we welcome your questions and comments about the Company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting, so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by April 21, 2018.   Please send to the attention of our Secretary.

It is important that your shares be represented and voted at the meeting. You should have already received an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting with instructions on how to access the Proxy Materials and vote. As indicated in that Notice, you may view the Proxy Materials online at www.proxyvote.com and you may also access and complete the proxy card online at www.proxyvote.com. Or if you prefer, you may request a copy of the Proxy Materials, free of charge, including a hard copy of the proxy card, through the website www.proxyvote.com, by phone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com.

To help us plan for the meeting, please mark your proxy card telling us if you will be attending in person.

Sincerely,

Barry L. Pennypacker

President and Chief Executive Officer

THE MANITOWOC COMPANY, INC.

One Park Plaza

11270 West Park Place, Suite 1000

Milwaukee, Wisconsin 53224

(920) 684-4410

March 22, 2018

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Shareholders of The Manitowoc Company, Inc. to be held on Tuesday, May 1, 2018.

We encourage you to access and review all of the information contained in the Proxy Statement and accompanying materials before voting. The Proxy Statement and the Company’s Annual Report are available at www.proxyvote.com.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 21, 2018 to facilitate timely delivery.

To the Shareholders of THE MANITOWOC COMPANY, INC.

The 2018 Annual Meeting of The Manitowoc Company, Inc. will be held as follows:

Meeting date:	Tuesday, May 1, 2018
Meeting time:	9:00 a.m. Central Daylight Time
Meeting place:	The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202
Materials available:	Proxy Statement, Proxy Card and Annual Report
View Materials:	www.proxyvote.com
Request materials:	Internet: www.proxyvote.com
Phone: 1-800-579-1639
Email: sendmaterial@proxyvote.com

The 2018 Annual Meeting of The Manitowoc Company, Inc. will be held for the following purposes:

1.	To elect seven directors for one-year terms expiring at the 2019 Annual Meeting of Shareholders, all as set forth and described in the Proxy Statement;
2.	To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;
3.	To consider an advisory vote to approve the compensation of the Company’s named executive officers;
4.	To consider a proposal put forth by one of our shareholders regarding a simple majority vote standard, if properly presented at the meeting; and
5.	To transact such other business as may properly come before the 2018 Annual Meeting.

Shareholders of record as of the close of business on February 28, 2018 are cordially invited to attend and are entitled to vote at the 2018 Annual Meeting. However, whether or not you expect to attend the 2018 Annual Meeting in person, you are requested to properly complete the proxy card online at www.proxyvote.com or to obtain, complete, date, sign, and promptly return a hard copy of the proxy card, which can be obtained by request through the website, toll free number or email address noted above.

By Order of the Board of Directors

Thomas L. Doerr, Jr.

Senior Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

THE MANITOWOC COMPANY, INC.

One Park Plaza

11270 West Park Place, Suite 1000

Milwaukee, Wisconsin 53224

(920) 684-4410

SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors” or “Board”) of The Manitowoc Company, Inc., a Wisconsin corporation (referred to in this Proxy Statement as the “Company,” “we” or “our”), to the shareholders of the Company in connection with a solicitation of proxies for use at the 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”) to be held at 9:00 a.m., Central Daylight Time, on Tuesday, May 1, 2018, at The Pfister Hotel, located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying materials are being provided to shareholders on or about March 22, 2018.

Who can vote?

On February 28, 2018, the record date for determining shareholders entitled to vote at the 2018 Annual Meeting, there were outstanding 35,425,271 shares of Company common stock, par value $0.01 per share (the “Common Stock”). Each share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

How to vote

Any shareholder entitled to vote may vote in person or by duly executed proxy. Shareholders of record will have the option to vote by written proxy or electronically via either the internet or a touch-tone telephone. Instructions on how to vote are set forth in the Proxy Materials sent to shareholders. Shareholders may access and complete the proxy card online at www.proxyvote.com. In order to vote online, a shareholder will need the control number provided to the shareholder along with the Notice of Meeting. The Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to use electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

How to obtain meeting materials

All Proxy Materials for the 2018 Annual Meeting, including this Proxy Statement and the 2018 Annual Report to Shareholders, are available on the internet at www.proxyvote.com. All shareholders have been separately provided an “Important Notice Regarding the Availability of Proxy Materials.” As indicated in that Notice, if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed in that Notice on or before April 21, 2018 to facilitate timely delivery.

Proxies

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting in person at the 2018 Annual Meeting. Attendance at the 2018 Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the 2018 Annual Meeting will be voted as specified on the proxies. Shares held for the accounts of participants in the Company’s Dividend Reinvestment Plan and The Manitowoc Company, Inc. 401(k) Retirement Plan (for which the proxies will serve as voting instructions for the shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of those Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the seven director nominees, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement, and AGAINST the shareholder proposal regarding a simple majority vote standard.

The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by distribution via mail and the internet pursuant to the rules of the Securities and Exchange Commission (“SEC”), but also may be made by email, telephone, facsimile, or other means of communication by certain directors, officers, employees, and agents of the Company. The directors, officers, and employees will receive no compensation for these proxy solicitation efforts in addition to their regular compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The Company will request persons holding shares in their names for the benefit of others or in the names of their nominees to send Proxy Materials to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

Required Quorum

To be effective, a matter presented for a vote of shareholders at the 2018 Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the 2018 Annual Meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the 2018 Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned or postponed meeting, unless a new record date is or must be set for any adjourned or postponed meeting.

Your Broker needs your approval to vote certain matters

We remind you that your broker may not vote your shares in its discretion in the election of directors (Proposal 1); therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is also not permitted to vote your shares in its discretion regarding matters relating to executive compensation (Proposal 3) or on the shareholder proposal (Proposal 4). However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm (Proposal 2).

Required Vote

Proposal 1:    Election of Directors.    Directors are elected by a majority of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present, assuming the election is uncontested (a plurality voting standard applies in contested elections). For this purpose, a majority of votes cast means that the number of votes cast “for” a director’s election must exceed the number of votes cast “withheld” with respect to that director’s election. Any shares not voted (whether by broker non-vote or otherwise) will have no effect on the election of directors.

Pursuant to the Company’s Restated By-laws, any nominee who receives fewer votes cast “for” his or her election than votes cast “withheld” is required to promptly tender his or her resignation to the Chair of the Board following certification of the shareholder vote. The Corporate Governance Committee of the Board of Directors will promptly consider the resignation, and make a recommendation to the Board of Directors as to whether to accept or reject such resignation.

Proposal 2:    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.    The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting at which a quorum is present is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.  Any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders of shares abstain from voting will be treated as votes against ratification.

Proposal 3:    Advisory vote to approve the compensation of the Company’s named executive officers.    The affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present) is required to approve the advisory vote on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement. Abstentions and broker non-votes will not be included in the votes cast and thus will have no effect other than not providing the Company with your view on the proposal. Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

Proposal 4:    Shareholder proposal regarding a simple majority vote standard.   The affirmative vote of a majority of the votes cast on the shareholder proposal (assuming a quorum is present) is required for it to gain approval, if properly presented. Abstentions and broker non-votes will not be included in the votes cast and thus will have no effect other than not providing the Company with your view on the proposal.

The Board of Directors recommends a vote: “FOR” the election of the seven directors named in proposal 1; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; “FOR” approval of the compensation of the Company’s named executive officers; and “AGAINST” the shareholder proposal regarding a simple majority vote standard.

PROPOSAL 1

ELECTION OF DIRECTORS

All seven of the Company’s directors are to be elected at the 2018 Annual Meeting. The nominees to the Board are Ms. Cooney and Messrs. Bohn, Condon, Krueger, Myers, Pennypacker and Pfeifer, all of whom are currently directors. Information regarding each nominee is set forth below. If elected, each individual will hold office for a one-year term expiring at the 2019 Annual Meeting of Shareholders, subject to the limit discussed in the following sentence, or until their respective successors are duly elected and qualified. Pursuant to the Company’s Corporate Governance Guidelines, when a director reaches the age of 72, the director will resign from the Board at the first annual meeting held after reaching that age.

The election of directors is determined by a majority of the votes cast, if the election is uncontested. Shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. The nominees have indicated that they are able and willing to serve as directors. However, if any of the nominees should be unable to serve, which management does not contemplate, it is intended that the proxies will vote for the election of such other person or persons as management may recommend.

The following sets forth certain information, as of February 28, 2018, about the Board’s nominees for election at the 2018 Annual Meeting.  All seven nominees were recommended to the Board by the Corporate Governance Committee.

Robert G. Bohn, 64, has been a director of the Company since 2014 and serves on the Company’s Corporate Governance Committee as Chair and on the Compensation Committee. He served as Chief Executive Officer of Oshkosh Corporation, a leading manufacturer of access equipment, specialty vehicles, and truck bodies for the primary markets of defense, concrete placement, refuse collection, and fire and emergency vehicles, from 1997 until 2010, and as its Chair of the Board from 2000 to 2011. Mr. Bohn joined Oshkosh Corporation in 1992 as Group Vice President, and also served as its President from 1994 to 2007 and as its Chief Operating Officer from 1994 to 1997. Prior to joining Oshkosh Corporation, he held various executive positions with Johnson Controls, Inc. from 1985 to 1992. He also serves as a director of Carlisle Companies Inc., Parker Hannifin Corporation and Menasha Corporation.

Mr. Bohn’s extensive experience in growth strategy development and execution, international market development, acquisitions integration, and maximizing operational efficiency make him qualified to serve on the Company’s Board.

Donald M. Condon, Jr., 68, has been a director of the Company since 2010 and serves on the Company’s Compensation Committee as Chair and on the Audit Committee. Mr. Condon is President (2012 to present) of IDSM Distribution Services, Inc., a family-owned company providing distribution services. He also serves as a director and Chief Development Officer of Continental Carbon Company, an affiliate of China Synthetic Rubber Company and Taiwan Cement Corporation, which are public companies.  Mr. Condon previously served as Senior Vice President (2006-2012) of Olefins and Corporate Business Development for Westlake Chemical Corporation, an owner and operator of facilities for the manufacture of petrochemicals, plastics and fabricated plastic products. Prior to joining Westlake, Mr. Condon held executive positions in the petrochemical, plastics, oil and gas, and industrial fabrication business with Titan Chemicals Corp. Bhd. (2003-2006), Conoco (1993-2003), and E.I. DuPont De Nemours (1974-1993). While at Titan Chemicals, Mr. Condon was Managing Director and Chief Executive Officer, and he led the company when it went public on the Malaysian Stock Exchange (Bursa Malaysia) and the NYSE in 2005, and continued to serve as a director until 2010. Mr. Condon also serves as Chair of the Advisory Board of the Nicholas Center for Finance at the University of Wisconsin-Madison, Director of the Depression and Bipolar Support Alliance of Greater Houston, and is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow, NACD’s highest accreditation for boardroom leadership.

Mr. Condon’s more than 40 years of senior executive and board experience in management, finance, operations, strategy and corporate development in the chemical, industrial and energy industries make him a valuable contributor to the Company’s Board of Directors.

Anne M. Cooney, 58, has been a director of the Company since 2016 and serves as a member of the Company’s Audit and Compensation Committees. She has served since 2014 as President, Process Industries and Drives of Siemens Industry, Inc., a division of Siemens AG, a multinational conglomerate primarily engaged in industrial engineering, electronics, energy, healthcare and infrastructure activities. Since joining Siemens in 2001, Ms. Cooney has held a variety of high-level management positions, including serving as Chief Operating Officer, Siemens Healthcare Diagnostics from 2011 until 2014, and as President, Drives Technologies of Siemens Industry, Inc. from 2008 until 2011. She previously held various positions with increasing responsibility at General Electric Company and also served as Vice President, Manufacturing of Aladdin Industries, LLC. Ms. Cooney earned a B.S. from Gannon University and an M.B.A. from Emory University.

Ms. Cooney brings senior management and operational experience to the Company’s Board of Directors. Her extensive background and leadership experience in various segments of large manufacturing companies make her qualified to serve on the Company’s Board of Directors.

Kenneth W. Krueger, 61, has been a director of the Company since 2004, currently serves as the Board Chair and served as the interim President and Chief Executive Officer of the Company from October 2015 until March 2016. Mr. Krueger was the Chief Operating Officer (2006 to 2009) and Executive Vice President (2005 to 2006) of Bucyrus International, Inc., a global leader in mining equipment manufacturing. Mr. Krueger also was the Sr. Vice President and Chief Financial Officer (2000 to 2005) of A. O. Smith Corporation, a global manufacturer of water heating and water treatment systems, and Vice President, Finance and Planning, Hydraulics, Semiconductor Equipment and Specialty Controls Group (1999 to 2000) of Eaton Corporation. Mr. Krueger also serves as a director of Douglas Dynamics, Inc. and Albany International Corporation.

Mr. Krueger has extensive financial, accounting and operations experience. He has served as a chief financial officer and chief operating officer of publicly-traded companies and has other significant senior management experience. His experience and background in finance and accounting in a publicly-traded manufacturing company bring great focus to the Company’s accounting, auditing and internal controls. Mr. Krueger’s operations leadership experience in the heavy manufacturing industry, coupled with his experience in accounting and finance, make him a valued adviser as a member of the Company’s Board of Directors and as the current Chair.

C. David Myers, 54, has been a director of the Company since 2016 and serves as the Chair of the Company’s Audit Committee. He is retired as President – Building Efficiency of Johnson Controls, Inc., a global diversified technology and industrial company, in 2014 after serving in such role since 2005. Mr. Myers previously served as President and Chief Executive Officer, as well as a director, of York International Corporation, a provider of heating, ventilating, air conditioning, and refrigeration products and services, from 2004 until York was acquired by Johnson Controls in 2005. Prior thereto, he held other positions with increasing responsibility at York, including serving as Executive Vice President and Chief Financial Officer. Mr. Myers previously served as a Senior Manager at KPMG LLP. Mr. Myers serves as a Member on the Children’s Hospital of Wisconsin board. Mr. Myers earned a B.S. from Pennsylvania State University.

Mr. Myers brings senior management, accounting, and financial controls experience to the Company’s Board of Directors. The foundation of Mr. Myers’ financial controls and accounting expertise is from when he served as a senior manager at KPMG and continued through his service as Chief Financial Officer of York. His background and experience in finance, accounting, and senior management in various segments of large manufacturing companies make him qualified to serve on the Company’s Board of Directors.

Barry L. Pennypacker, 57, has served as the Company’s President and Chief Executive Officer since March 2016 after having joined the Company in December 2015 as President and Chief Executive Officer of the Company’s Crane business. Prior to joining the Company, Mr. Pennypacker served as Founder, President, and Chief Executive Officer of Quantum Lean LLC, a privately held manufacturer and supplier of precision components since 2013. Prior to that, he was President, Chief Executive Officer and a director of Gardner Denver, Inc., a manufacturer and marketer of engineered industrial machinery and related parts and services, from 2008 to 2012. Prior to joining Gardner Denver, Mr. Pennypacker served in positions of increasing responsibility at Westinghouse Air Brake Technologies, The Stanley Works and Danaher Corporation.

Mr. Pennypacker was originally appointed as a director in 2016 pursuant to the terms of the offer letter he received in connection with joining the Company. Prior to joining the Company, his results-focused leadership style led the transformation of several complex businesses through continuous process improvements as well as delivering significant operational and financial performance improvements. In addition to serving as the Company’s President and Chief Executive Officer, Mr. Pennypacker’s deep industrial expertise, coupled with the successful execution of numerous lean initiatives throughout his career, qualifies him to serve on the Company’s Board of Directors.

John C. Pfeifer, 52, has been a director of the Company since 2016 and serves as a member of the Company’s Compensation and Corporate Governance Committees. He has served as corporate Vice President and President - Mercury Marine, a subsidiary of the Brunswick Corporation, a global designer, manufacturer and marketer of recreation products including marine engines, boats, fitness equipment and billiards, since 2014. Mr. Pfeifer previously served as Vice President - Global Operations for Mercury Marine from 2012 until 2014 and as President, Brunswick Marine in EMEA from 2008 until 2012. Prior to joining Brunswick in 2006 as President, Asia Pacific Group, Mr. Pfeifer held various executive level positions with increasing responsibility at ITT Corporation, a diversified manufacturer. Mr. Pfeifer earned a B.A. from the University of Michigan.

Mr. Pfeifer has extensive management and operational experience in the international operations of large, diversified manufacturers. His experience in international market development, integration and maximizing operational efficiency make him qualified to serve on the Company’s Board of Directors.

The Board of Directors recommends a vote “FOR” the election of each of the seven above nominees.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING DECEMBER 31, 2018

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, and ask that the shareholders ratify that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2018 Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so. Although ratification is not required by the Company’s Restated By-laws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 to its shareholders for ratification as a matter of good corporate practice and because the Board values the input of its shareholders on this matter. As previously described, a majority of the votes cast on the proposal by the holders of shares entitled to vote at the 2018 Annual Meeting is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider it as a direction by shareholders to consider the appointment of a different independent registered public accounting firm. Nevertheless, the Audit Committee will still have the discretion to determine whom to appoint as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S
NAMED EXECUTIVE OFFICERS

As explained in detail in the Compensation Discussion and Analysis and Compensation Committee Report sections of this Proxy Statement, through our executive compensation program we seek to align the interests of our executives with the interests of our shareholders and Company performance, as well as to motivate our executives to maximize long-term total returns to our shareholders. In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The Company currently holds these votes annually. We believe the 2017 actual compensation paid to the named executive officers is commensurate with the Company’s 2017 performance and is aligned with the interests of our shareholders. Accordingly, we ask your indication of support “FOR” approval of the compensation of the Company’s named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

In seeking your approval of the compensation of the named executive officers, we direct you to the Compensation Discussion and Analysis section, including its Executive Summary, and the Executive Compensation section.

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

PROPOSAL 4

SHAREHOLDER PROPOSAL

The following proposal and supporting statement was submitted by Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who holds at least 200 shares of Common Stock, and has been included exactly as we received it, in accordance with the rules of the SEC:

Proposal 4 – Simple Majority Vote

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. It is important that our company take each step necessary to adopt this proposal topic completely.

Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner.

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving the quality our corporate governance.  Currently the role of Manitowoc shareholders is diminished because management can declare as worthless a 66%-vote of shareholders on certain issues.

This shareholder proposal is necessary due to the failure of our Directors to give adequate oversight regarding this well-established issue of corporate governance.

Please vote to improve management accountability to shareholders:

Simple Majority Vote – Proposal 4

*  *  *  *

Statement in Opposition to the Shareholder Proposal

The Board of Directors has considered this shareholder proposal and recommends you vote AGAINST it.  For the reasons described below, the Board believes that the proposal is not in the best interests of the Company and our shareholders.

We support simple majority voting standards in most cases, as evidenced by the requirements for the election of individuals to our Board of Directors.  In the past several years, we have taken steps to increase our shareholders’ ability to influence the election of directors by amending our Restated By-laws to both require the annual election of each director and to require a majority of votes cast, rather than a plurality of votes, to elect each director in an uncontested election.  As a result, our shareholders currently have a great ability to influence the selection and/or retention of our directors.

Our Amended and Restated Articles of Incorporation contains only one supermajority voting provision, and we believe this provision is in our shareholders’ best interests to maintain since we believe it enhances shareholder value.  As permitted by Wisconsin law, Section 4.2 of Article IV of our Amended and Restated Articles of Incorporation provides for the removal of a director by the affirmative vote of two-thirds of the outstanding shares entitled to vote.  Unlike many similarly-situated public companies, the ability for our shareholders to remove a director does not require a showing of “cause” nor is it otherwise limited by any other qualification.  Removal of directors without cause is an extraordinary shareholder right and should be exercised only in extraordinary circumstances.  We believe that a broad consensus of our shareholders should be required to remove directors who have been elected by our shareholders, particularly, as in the case of the Company, all of our directors are elected annually at each annual meeting of the shareholders.

Our Restated By-laws effectively contains only one supermajority voting provision also. The affirmative vote of two-thirds of the shares outstanding and entitled to vote is required to amend or repeal three provisions of our Restated By-laws, which relate to (i) the size of the Board of Directors and the annual election of each director; (ii) who can call a special meeting of the shareholders; and (iii) Board vacancies.  We believe that the greater than majority vote requirement for these matters is appropriate to assure that significant disruption to our Board of Directors is not made without the consensus of a substantial majority of our shareholders.

We believe that the proponent ignores many of the steps the Company has taken to strengthen and improve its corporate governance practices, such as removing our classified or staggered board, implementing a majority of votes cast standard for the election of directors in uncontested elections, terminating our shareholder rights agreement and splitting the role of the Chairperson and the Chief Executive Officer.  As part of the Board’s commitment to consider ways in which it can better serve the Company’s corporate governance ideals and its shareholders’ interests, the Board continually monitors governance issues of interest to the Company’s shareholders.

The Board believes that the very limited supermajority voting provisions we have help ensure that a broad consensus of shareholders agree on significant corporate changes and provide protection for all shareholders against self-interested actions by one or a few large shareholders.  If the simple majority vote standard were adopted as proposed, and only 50.1% of the shares outstanding are present at a shareholders’ meeting, as little as 25.1% of outstanding voting power could approve corporate changes that may negatively impact the interests of our shareholders.  We believe that more meaningful voting requirements are appropriate for issues that have a long-lasting effect on our company.

The Board recommends a vote AGAINST this shareholder proposal.  Unless a contrary choice is specified, proxies solicited by the Board will be voted AGAINST the shareholder proposal.

For the foregoing reasons, the Board believes that this proposal is not in the best interests of the Company or our shareholders, and recommends that you vote “AGAINST” this shareholder proposal.

CORPORATE GOVERNANCE

Governance of the Company

Composition. Currently the Board is comprised of seven directors. Under the Company’s Restated By-laws, the number of directors may not be less than seven or more than twelve.  The Board of Directors has determined that the following non-employee directors –Robert G. Bohn, Donald M. Condon, Jr., Anne M. Cooney, C. David Myers and John C. Pfeifer – do not have any material relationships with the Company, other than serving as directors, and that each is independent as defined in the Company’s Director Independence Criteria and under applicable law and the New York Stock Exchange listing standards.  In determining whether a director has a material relationship with the Company, the Board has adopted nine Director Independence Criteria which may be viewed on the Company’s website at www.manitowoc.com.  Any director who meets all of the nine criteria will be presumed by the Board to have no material relationship with the Company.  Kenneth W. Krueger, who served as Interim President and Chief Executive Officer from October 2015 until March 2016, and prior thereto earned special fees totaling $240,000 for services related to the March 2016 spin-off of the Company’s former foodservice business into an independent, public company (the “Spin-Off”), and, as a result, is not considered to be independent.  Barry L. Pennypacker, the Company’s President and Chief Executive Officer, is not an independent director.

Guidelines. The Company has adopted Corporate Governance Guidelines in order to set forth internal Board policies and procedures.  A copy of the current Corporate Governance Guidelines may be viewed on the Company’s website at www.manitowoc.com.

As set forth in the Corporate Governance Guidelines, all directors are strongly encouraged to attend all annual shareholder meetings of the Company.  Eight of our nine directors serving at the time attended the 2017 Annual Meeting of Shareholders.

Ethics. The Company has a Code of Business Conduct that includes a Global Ethics Policy that pertains to all employees, including, but not limited to, the Company’s principal executive officer, principal financial officer, principal accounting officer and controller.  A copy of these policies can be viewed at the Company’s website at www.manitowoc.com.

Meetings. During the fiscal year ended December 31, 2017, the Board of Directors met five times. All members of the Board attended at least 75 percent of the meetings held by the Board and the committees on which they served.  As required by the Company’s Corporate Governance Guidelines, the Board met in executive session at each regular Board meeting during 2017.

Board Leadership Structure. The Board of Directors has determined that the interests of the Company and the Board of Directors are best served at this time by separating the roles of Chair of the Board and Chief Executive Officer of the Company.  Among the factors considered by the Board in reaching this conclusion, the Board of Directors believes that it is important for Mr. Pennypacker to focus solely on his responsibilities as President and Chief Executive Officer of the Company and that a Board member with a long-standing familiarity with the Company should serve as the Chair of the Board of Directors.

The Corporate Governance Guidelines provide that if the Chair of the Board is not an independent director, the chairperson of the Corporate Governance Committee, Robert G. Bohn currently, will serve as the lead director.  If for any reason the chairperson of the Corporate Governance Committee is unable to perform the lead director role on a temporary basis, he/she will designate the chairperson of either the Compensation Committee or the Audit Committee to assume the role of lead director on an interim basis.  The lead director has the following duties and responsibilities: (a) preside at all meetings of the Board of Directors at which the Chair of the Board is not present, including independent director sessions; (b) call independent director sessions; (c) serve as a liaison between the Chair of the Board and the independent directors; (d) review and approve the agendas for Board meetings, including the schedule of meetings; (e) meet with the Chair of the Board and Chief Executive Officer after each Board meeting to provide feedback to the Chair of the Board and Chief Executive Officer regarding the Board meeting and any other matters deemed appropriate by the independent directors; and (f) such other duties and responsibilities as the Board of Directors may request from time to time.

Committees. The Company has standing Corporate Governance, Audit and Compensation Committees of the Board of Directors, comprised of only independent directors as follows:

Audit Committee	Compensation Committee	Corporate Governance Committee
C. David Myers, Chair	Donald M. Condon, Jr., Chair	Robert G. Bohn, Chair
Donald M. Condon, Jr.	Robert G. Bohn	John C. Pfeifer
Anne M. Cooney	Anne M. Cooney
John C. Pfeifer

Risk Oversight

The Board of Directors is responsible for the oversight of risk across the entire Company. This responsibility is administered more directly through the Audit Committee of the Board of Directors. As set forth in the Audit Committee Charter, one purpose of the Audit Committee is to assist the Board of Directors in fulfilling its role in the oversight of the risk across the organization and the management and/or mitigation of those risks. On a regular basis in its committee meetings, the Audit Committee specifically reviews the risk factors identified by management that could have a material adverse effect on the business, financial condition or results of operations of the Company. Additionally, the Audit Committee works to identify the Company’s material risks and risk factors through regular meetings and discussions with senior management, the director of internal audit and the Company’s independent auditors. Management reviews with the Audit Committee the potential risks and mitigating strategies related to each of the Company’s key business areas (i.e., market, financial, operational, reputation, competition, legal and regulatory, environmental, health and safety, product liability, public reporting, information systems, employment and labor, and strategic planning). As specific issues arise and are identified, the Audit Committee reviews with management those issues and the controls that have been put in place, as well as the actions taken to address and mitigate those risks. The management of the risks takes place through the following offices based on responsibility: Chief Financial Officer (market, financial, accounting, information systems, public reporting, reputation, regulatory, and strategic planning risks); General Counsel (legal, regulatory, product liability, and insurance risks); Senior Vice President of Human Resources (employment, labor, regulatory, environmental, health, welfare and safety risks); and the Executive Vice President, Cranes (market, operational, and competition risks).

Transactions with Related Persons

The Company’s policies and procedures regarding the review, approval, and ratification of related party transactions are set forth in the Director Independence Criteria adopted by the Board and in the Company’s Code of Business Conduct and Code of Ethics (both of which may be viewed on the Company’s website at www.manitowoc.com).  The Company’s Code of Ethics specifically requires that (a) without the prior approval of the Chief Executive Officer, the Chief Financial Officer or General Counsel of the Company, no officer or employee will enter into any transaction for or on behalf of the Company with any other person or entity in which the employee or officer has a direct or indirect interest; (b) directors and officers of the Company are required to report annually, on a director and officer questionnaire circulated by the Company, any material interest that such director or officer has in any business enterprise with which the Company conducts business; and (c) any transactions or agreements relating to transactions between the Company and any such business enterprise must be approved by those members of the Company’s Board of Directors who have no interest in the business enterprise, which approval may be a continuing approval.  There were no reportable transactions with related parties during 2017.

Corporate Governance Committee

The Corporate Governance Committee is also the Company’s nominating committee.  The purpose of the Corporate Governance Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees and to recommend to the Board the corporate governance principles and guidelines.  The Corporate Governance Committee conducts an annual assessment of its own performance and it manages the annual evaluation of the Board.  The Corporate Governance Committee has a charter that may be viewed on the Company’s website at www.manitowoc.com.

All members of the Corporate Governance Committee are independent as defined in the Company’s Director Independence Criteria, applicable law and the corporate governance listing standards of the New York Stock Exchange.

The Corporate Governance Committee met four times during 2017.

Audit Committee

The purpose of the Audit Committee, is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the risk across the organization and the management and/or mitigation of those risks, (6) the Company’s compliance with ethical standards established by law, rule, regulation and Company policy, and (7) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit Committee conducts an annual evaluation of its own performance.  The Audit Committee has a charter, which may be viewed on the Company’s website at www.manitowoc.com.

All the members of the Audit Committee are “independent,” as defined in the Company’s Director Independence Criteria, the Audit Committee Charter (both of which may be found on the Company’s website at www.manitowoc.com), applicable law and the corporate governance listing standards of the New York Stock Exchange relating to audit committees.  The Board has determined that all members of the Audit Committee are financially literate and that Messrs. Myers and Condon are “audit committee financial experts,” as defined in the Company’s Audit Committee Charter and in the SEC regulations.

The Audit Committee met five times during 2017. For further information, see the Audit Committee Report below.

Compensation Committee

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s philosophy, objectives and policies.  The Compensation Committee reviews and approves compensation and benefits policies, strategies and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s annual Proxy Statement, in accordance with applicable rules and regulations.  The Compensation Committee conducts an annual evaluation of its own performance.  A copy of the Compensation Committee Charter can be viewed on the Company’s website at www.manitowoc.com.

All the members of the Compensation Committee are “independent” as defined in the Company’s Director Independence Criteria, the Compensation Committee Charter (both of which may be found on the Company’s website at www.manitowoc.com), applicable law and the corporate governance listing standards of the New York Stock Exchange relating to compensation committees.  The Compensation Committee is primarily responsible for administering the Company’s executive compensation program.  As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers.  Management is responsible for making recommendations to the Compensation Committee (except with respect to compensation paid to the Chief Executive Officer) and effectively implementing the executive compensation program, as established by the Compensation Committee.  To assist the Compensation Committee with its responsibilities regarding the executive compensation program, the Compensation Committee currently retains Willis Towers Watson as its independent compensation consultant.  The Compensation Committee considered the factors set forth in the Compensation Committee Charter and in applicable SEC and New York Stock Exchange rules regarding independence, and does not believe that its retention of Willis Towers Watson has given rise to any conflict of interest.

The Compensation Committee’s responsibilities include the following:

•

Acting on behalf of the Board of Directors in setting compensation policy, administering compensation plans and making decisions with respect to the compensation of key Company executives, including the review and approval of merit/other compensation budgets and payouts under incentive plans;

•

Reviewing and recommending to the full Board for approval, annual base salary levels, short-term and long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), benefits, and supplemental benefits of the Chief Executive Officer and other key executives of the Company;

•

Annually appraising the performance of the Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to other key executives of the organization;

•

Annually evaluating Chief Executive Officer and other key executives’ compensation levels and payouts against (1) pre-established, measurable performance goals and objectives; and (2) an appropriate comparison group; and

•	Reviewing and recommending the compensation for non-employee directors for vote by the full Board.

The Compensation Committee met six times during 2017. For further information, see the Compensation Discussion and Analysis and the Compensation Committee Report below.

Nominations of Directors

The Corporate Governance Committee has adopted the following policies and procedures regarding consideration of candidates for the Board.

Consideration of Candidates for the Board of Directors Submitted by Shareholders. The Corporate Governance Committee will only review recommendations for director nominees from any shareholder beneficially owning, or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding Common Stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”).  Any Qualified Shareholder must submit its recommendation no later than 120 calendar days before the date of the Company’s Proxy Statement is released to the shareholders in connection with the previous year’s annual meeting for the recommendation to be considered by the Corporate Governance Committee.  Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned “Communications to the Board of Directors” (which is also described below).  In considering any timely-submitted recommendation from a Qualified Shareholder, the Corporate Governance Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event shall a candidate recommended by a Qualified Shareholder who is not “independent” as defined in the Company’s Director Independence Criteria and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines be recommended for nomination by the Corporate Governance Committee.

The Corporate Governance Committee did not receive, prior to the deadline noted in the foregoing policy, any recommendations for director nominees from any Qualified Shareholder.

Consideration of Candidates for the Board of Directors who are Incumbent Directors. Prior to the expiration of the term of a director desiring to stand for re-election, the Corporate Governance Committee will evaluate the performance and suitability of the particular director. The evaluation may include the opportunity for other sitting directors to provide input to the Corporate Governance Committee or its chairperson and may include an interview of the director being evaluated.  If the director being evaluated is the chairperson of the Corporate Governance Committee, another Corporate Governance Committee member will be appointed by the Corporate Governance Committee to lead the evaluation. The Corporate Governance Committee will make a recommendation to the Board for the Board’s final decision on each director seeking re-election.

Consideration of Candidates for the Board of Directors who are Non-Incumbent Directors. In the event of a vacancy in the Board of Directors, the Corporate Governance Committee will manage the process of searching for a suitable director. The Corporate Governance Committee will be free to use its judgment in structuring and carrying out the search process based on the Corporate Governance Committee’s and the Board’s perception as to what qualifications would best suit the Board’s needs for each particular vacancy.  The process may include the consideration of candidates recommended by officers, Board members, shareholders and/or a third party professional search firm retained by the Corporate Governance Committee. The Corporate Governance Committee has sole authority to retain (including to determine the fees and other retention terms) and terminate any third party to be used to identify director candidates and/or evaluate any director candidates.  Any candidate should meet the expectations for directors set forth in the Company’s Corporate Governance Guidelines. Strong preference should be given to candidates who are “independent,” as that term is defined in the Company’s Director Independence Criteria and the New York Stock Exchange rules, and to candidates who are sitting or former executives of companies whose securities are listed on a national securities exchange and registered pursuant to the Securities Exchange Act of 1934.  The Corporate Governance Committee is not required to consider candidates recommended by a shareholder except in accordance with the policy captioned, “Consideration of Candidates for the Board of Directors Submitted by Shareholders” set forth above (and in the Corporate Governance Committee Charter).  If the Corporate Governance Committee determines to consider a candidate recommended by a shareholder, the Committee will be free to use its discretion and judgment as to what deference will be given in considering any such candidate.

Director Qualifications and Diversity. The Board of Directors appreciates the value that can come from a diverse representation on the Board of Directors.  In identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Corporate Governance Committee believes would best suit the Board’s needs created by each particular vacancy.  As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience and expertise.  In this process, the Board of Directors and the Corporate Governance Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation or gender identity.

Communications to the Board of Directors

As set forth in the Company’s Corporate Governance Guidelines, which may be viewed on the Company’s website at www.manitowoc.com, any shareholder or interested party may communicate with the Board of Directors in accordance with the following process.  If an interested party desires to communicate with the Board of Directors or any member of the Board of Directors, the interested party may send such communication in writing to the Company to the attention of our Secretary.  Such communication must include the following information in order to be considered for forwarding to the Board of Directors or the applicable director:

1.	The name, address, and phone number of the interested party;
2.

The basis of the party’s interest in the Company (for example, if the interested party is a shareholder, a statement to that effect with the number of shares owned by the shareholder and the length of time that such shares have been beneficially owned);

3.	The identity of the director or directors for whom such communication is intended;
4.	The address where any reply or questions may be sent by the Company, the Board or any Board member;

5.	Whether such interested party requests that the Company let the interested party know whether or not such communication has been forwarded to the Board or the particular Board member; and
6.	Such other information that the Company may subsequently request in order to verify the foregoing information or to clarify the communication.

Any communication that the Company’s Secretary determines, in his or her discretion, to be or to contain any language that is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board, nor any Board member, shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.

AUDIT COMMITTEE REPORT

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with the Company’s management;
•

discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, those matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees), and SEC Regulation S-X, Rule 2-07 (Communication with Audit Committee); and

•

received the written disclosure and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board, considered whether the provisions of non-audit services by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Fees Billed to the Company by PricewaterhouseCoopers LLP during

Fiscal 2017 and 2016

Fees billed or expected to be billed by PricewaterhouseCoopers LLP for each of the last two years are listed in the following table:

Year Ended December 31,	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2017	$2,075,286	$54,145(1)	$98,000	$2,700
2016	$2,475,354	$715,944(2)	$2,001,669(2)	$1,800
(1)	SEC comment letter fees.
(2)	Includes $644,585 of Audit related fees to the Spin-Off and $1,814,417 of tax fees related to the Spin-Off.

Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to consents and assistance with a review of documents filed with the SEC.

Audit related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements as well as fees associated with the Spin-Off as described above.

Tax fees primarily include fees associated with tax compliance, tax consulting, and domestic and international tax planning as well as fees associated with the Spin-Off as described above.

All other fees primarily include fees associated with an accounting research tool.

The Company’s Audit Committee Charter requires that the Audit Committee pre-approve all non-audit services to be performed by the Company’s independent registered public accounting firm. A copy of the Audit Committee Charter may be viewed on the Company’s website at www.manitowoc.com. All services performed by PricewaterhouseCoopers LLP that are encompassed in the audit related fees, tax fees, and all other fees were approved by the Audit Committee in advance in accordance with the pre-approval policy set forth in the Audit Committee Charter.

Independent Registered Public Accounting Firm

In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2018. As set forth in this Proxy Statement, the appointment of PricewaterhouseCoopers LLP is being submitted to the shareholders for ratification at the 2018 Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2018 Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit Committee

C. David Myers, Chair

Donald M. Condon, Jr.

Anne M. Cooney

OWNERSHIP OF SECURITIES

Stock Ownership of Beneficial Owners of More than Five Percent

The following table sets forth information regarding the beneficial ownership of each person or entity known by the Company to have beneficial ownership of more than 5% of the Company’s outstanding Common Stock.  The shares of Common Stock reflected in the table and notes below have been adjusted to account for the 1-for-4 reverse stock split that was effected on November 17, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,709,220 (1)	7.7%
FVP Master Fund, L.P. c/o dms Corporate Services, Ltd. P.O. Box 1344 dms House 20 Genesis Close Grand Cayman, KY1-1108 Cayman Islands	2,336,623(2)	6.6%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas, 78746	2,282,764 (3)	6.5%
Southpoint Master Fund, LP 1114 Avenue of the Americas, 22nd Floor New York, NY 10036	2,164,734 (4)	6.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,087,730 (5)	5.9%

(1)

This information is based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 8, 2018. Vanguard reported that it may be deemed to have sole voting power as to 37,075 shares, shared voting power as to 3,475 shares, sole dispositive power with respect to 2,671,986 shares and shared dispositive power with respect to 37,234 shares as of December 31, 2017.

(2)

This information is based solely on a Schedule 13G filed with the SEC on February 14, 2018 by (i) FVP Master Fund, L.P., a Cayman Islands exempted limited partnership (“FVP Master Fund”), (ii) Firefly Value Partners, LP, a Delaware limited partnership (“Firefly Partners”), which serves as the investment manager of FVP Master Fund, (iii) FVP GP, LLC, a Delaware limited liability company (“FVP GP”), which serves as the general partner of FVP Master Fund, (iv) Firefly Management Company GP, LLC, a Delaware limited liability company (“Firefly Management”), which serves as the general partner of Firefly Partners, and (v) Messrs. Ryan Heslop and Ariel Warszawski, the managing members of FVP GP and Firefly Management (all of the foregoing, collectively, “Firefly”).  Firefly reported that it has shared voting and dispositive power with respect to all of these shares as of December 31, 2017.

(3)

This information is based solely on a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 9, 2018. Dimensional reported that it may be deemed to have sole voting power as to 2,129,758 shares, no shared voting power with respect to any shares, sole dispositive power with respect to 2,282,764 shares and no shared dispositive power with respect to any shares as of December 31, 2017.

(4)

This information is based solely on a Schedule 13G/A filed with the SEC by Southpoint Master Fund, LP, Southpoint Capital Advisors LP, Southpoint Capital Advisors LLC, Southpoint GP, LP, Southpoint GP, LLC and John S. Clark II (collectively, “Southpoint”) on February 14, 2018. Southpoint reported that it has shared voting and dispositive power with respect to all of these shares as of February 12, 2018.

(5)

This information is based solely on a Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 25, 2018. BlackRock reported that it may be deemed to have sole voting power with respect to 2,016,980 shares and sole dispositive power with respect to 2,087,730 shares as of December 31, 2017.

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of Common Stock by each current director and director nominee of the Company, by each current and former executive officer of the Company named in the Summary Compensation Table below, and by the current directors and executive officers of the Company as a group. Unless otherwise indicated, the information is provided as of the Record Date (i.e., February 28, 2018). Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock, and the current executive officers and directors as a group own approximately 1.4% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company’s Deferred Compensation Plan. None of the persons named below has pledged any of his/her shares as security.  The shares of Common Stock reflected in the table and notes below have been adjusted to account for the 1-for-4 reverse stock split that was effected on November 17, 2017.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Number of Deferred Common Stock Units Beneficially Owned(2)
David J. Antoniuk	49,185(3)	0
Robert G. Bohn	15,119	0
Donald M. Condon, Jr.	18,660	1,932
Anne M. Cooney	13,413	0
Kenneth W. Krueger	42,635	5,232
Thomas G. Musial	119,677(4)(5)	2,244
C. David Myers	21,017	0
Barry L. Pennypacker	166,841(6)	3,901
John C. Pfeifer	13,413	0
Aaron H. Ravenscroft	34,694(7)	0
Louis F. Raymond, Former Vice President, General Counsel and Secretary	62,947(5)(8)	172
Lawrence J. Weyers, Former Executive Vice President – Tower Cranes	141,191(9)	0
Total of all current executive officers and directors as a group (11 persons)	510,865(10)(11)	13,309

(1)	Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.
(2)

The Company has the sole right to vote all shares of Common Stock underlying the Common Stock units held in the Deferred Compensation Plan Trust. The independent trustee of the Trust has dispositive power as to such shares.

(3)	Includes 17,299 shares that Mr. Antoniuk has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2018 Annual Meeting.
(4)	Includes 62,202 shares that Mr. Musial has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2018 Annual Meeting.
(5)

For the following current and former executive officers, includes the indicated number of shares that were held in their respective 401(k) Retirement Plan accounts as of February 28, 2018, as to which they have sole voting power and shared investment power: Mr. Musial – 5,427 and Mr. Raymond – 4,047.

(6)	Includes 114,763 shares that Mr. Pennypacker has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2018 Annual Meeting.
(7)	Includes 19,110 shares that Mr. Ravenscroft has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2018 Annual Meeting.
(8)	Includes 30,393 shares that Mr. Raymond has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2018 Annual Meeting.

(9)	Includes 30,932 shares that Mr. Weyers has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2018 Annual Meeting.
(10)

Includes 213,374 shares that the Company’s named executive officers have the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2018 Annual Meeting.

(11)	Includes 5,427 shares, as of February 28, 2018, held in the 401(k) Retirement Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons owning more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership of equity and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2017 were complied with in a timely manner, except as follows:  the Form 4 reporting Mr. Krueger’s February 21, 2017 option exercises was filed on January 16, 2018 due to a clerical error.

NON-EMPLOYEE DIRECTOR COMPENSATION

The annual compensation package for non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors.  It is also intended to be competitive relative to general industrial companies of comparable size to the Company. The Compensation Committee typically reviews the market competitiveness of the non-employee director compensation program every two years.

The 2017 compensation package for non-employee directors consisted of cash (annual retainers) and equity (restricted stock unit) awards. Directors are also entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and from and attendance at Board and committee meetings and other Company events. An individual director’s actual annual compensation will vary based on committee memberships and committee chair responsibilities.

A significant portion of the target annual compensation package is delivered in the form of equity, which is designed to promote a strong alignment of interests between the Company’s non-employee directors and its shareholders. In 2017, the equity award, consisting of restricted stock units, was set based on the guideline value of $110,000. The actual grant price and accounting expense was based on the 20-day average stock price prior to February 22, 2017.

Equity awards made in 2017 to non-employee directors were granted under the Company’s 2013 Omnibus Incentive Plan. The Compensation Committee may, in its discretion, grant awards from time-to-time in such amounts as it determines and to such non-employee directors as it selects.

The restricted stock units vest on the second anniversary of the grant date. The restrictions provide that, unless the Compensation Committee in its discretion determines otherwise, (i) the restricted stock units will be immediately forfeited if the director ceases to be a member of the Board prior to the vesting date for any reason other than the director’s retirement (due to reaching the mandatory retirement age established by the Board), death, or disability, and (ii) the restricted stock units are subject to various transfer restrictions prior to the vesting date.

The following table summarizes the 2017 compensation elements provided to the Company’s non-employee directors:

Element	Amount
Annual Retainer for Board Chair (Non-Executive)	$125,000
Annual Retainer for Board Member	$75,000
Annual Retainer for Lead Independent Director	$25,000
Annual Retainer for Audit Committee Chair	$20,000
Annual Retainer for Compensation Committee Chair	$15,000
Annual Retainer for Governance Committee Chair	$15,000
Annual Retainer for Audit Committee Member	$10,000
Annual Retainer for Compensation Committee Member	$7,500
Annual Retainer for Governance Committee Member	$7,500
Annual Restricted Stock Unit Grant	$110,000

Non-Employee Directors’ Compensation

The following table sets forth the total compensation earned by non-employee directors during the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
José María Alapont(4)	$92,500	$106,598	$0	$199,098
Robert G. Bohn	$122,500	$106,598	$0	$229,098
Donald M. Condon, Jr.	$100,000	$106,598	$0	$206,598
Anne M. Cooney	$92,500	$106,598	$0	$199,098
Kenneth W. Krueger	$200,000	$106,598	$0	$306,598
Jesse A. Lynn(4)	$69,375	$106,598	$0	$175,973
C. David Myers	$95,000	$106,598	$0	$201,598
John C. Pfeifer	$90,000	$106,598	$0	$196,598

(1)	Includes annual cash retainers for the board chair, board members, committee chairs and committee members.

(2)

Reflects the grant date fair value of restricted stock units awarded in 2017, as computed under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). The restricted stock units vest on the second anniversary of the grant date. At year end, Ms. Cooney and Messrs. Alapont, Bohn, Condon, Krueger, Lynn, Myers and Pfeifer each had 10,547 restricted stock units outstanding.

(3)

No stock options were awarded to directors in 2017. At year end, Mr. Krueger had outstanding stock options to purchase 650 shares of common stock, and no other director had any outstanding stock options.

(4)	Both José María Alapont and Jesse A. Lynn tendered their resignations as directors of the Company in February 2018.

Stock Ownership Guidelines for Non-Employee Directors

The Company’s corporate governance guidelines contain stock ownership guidelines for non-employee directors. The guidelines provide that each non-employee director should acquire and hold an amount of the Company’s common stock with a value equal to five times the non-employee director’s total annual cash retainer (excluding any additional retainer for committee chair positions), with compliance measured annually at the first Board meeting in a given year (commencing with the first Board meeting in the sixth full calendar year after the non-employee director is first elected as a member of the Board), based on each non-employee director’s stock ownership and the stock price as of the close of business on the last day of the preceding calendar year. For purposes of determining stock ownership under the guidelines, unvested restricted stock will be included but unexercised options will not be included. Non-employee directors are required to retain net shares upon vesting of equity awards until achieving the level of stock ownership established in the guidelines.  If a non-employee director has not met the level of stock ownership established in the guidelines as of the end of a given calendar year (commencing as of the end of the fifth calendar year after the non-employee director is first elected as a member of the Board), then the non-employee director must acquire shares during the subsequent calendar year equal in value to at least 50% of the total annual retainer paid or payable to the non-employee director during such subsequent calendar year, determined after tax.  As of December 31, 2017, each of the non-employee directors was either in compliance or projected to be in compliance with the ownership guidelines based upon projected future awards if Board membership and service continues.

Deferred Compensation Plan

Under the Company’s Deferred Compensation Plan, each non-employee director may elect to defer all or any part of his or her annual retainer, as well as restricted stock unit awards, for future payment upon death, disability, termination of service as a director, a date specified by the participant, or the earlier of any such date to occur. A director may use the Deferred Compensation Plan as a means of achieving the stock ownership guidelines applicable to the director by electing to defer a portion of his or her compensation under the Company’s Deferred Compensation Plan and investing in stock units (value equivalent to the Company’s stock price).

COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The compensation discussion and analysis below, which should be read together with the compensation tables located elsewhere in this Proxy Statement, is designed to assist shareholders with understanding the objectives of our executive compensation program, the different components of compensation paid and the basis for our compensation decisions. This discussion focuses on the compensation of the current and former executive officers named in the Summary Compensation Table in this Proxy Statement (the “named executive officers”), who are listed below:

•	Barry L. Pennypacker – President and Chief Executive Officer
•	David J. Antoniuk – Senior Vice President and Chief Financial Officer
•	Thomas G. Musial – Senior Vice President, Human Resources and Administration
•	Aaron H. Ravenscroft – Executive Vice President, Cranes
•	Lawrence J. Weyers – Former Executive Vice President, Tower Cranes
•	Louis F. Raymond – Former Vice President, General Counsel and Secretary

Mr. Weyers served as our Executive Vice President, Tower Cranes until he resigned effective August 31, 2017, and Mr. Raymond served as our Vice President, General Counsel and Secretary until he resigned from those positions effective November 27, 2017. In addition, Mr. Musial will be retiring as our Senior Vice President, Human Resources and Administration effective July 6, 2018.

2017 Executive Summary

Financial Performance was Above Targeted Goals

The Company’s financial results in 2017 demonstrate strong operational improvements in the Company’s core business.  Despite a 2% decline in revenue compared to 2016, the Company delivered a $49.2 million increase in Adjusted EBITDA and operating cash flow improvement of over $200 million.

Consistent with our emphasis on performance-based pay, a significant proportion of our named executive officers’ target annual pay opportunity is based on financial results (relative to specific goals) and stock price appreciation over time. Commensurate with the Company’s 2017 performance, short-term incentive awards for 2017 were paid out above target.

Key Business Results	Impact on Pay Decisions

•     Adjusted EBITDA increased to $67.4 million from $18.2 million in 2016, despite a 2% decline in revenue.

•     Operating Cash Flow from Continuing Operations provided cash of $78.5 million compared to a use of cash of $(122.4) million in 2016, a $200.9 million improvement, year-over-year.

•      Short-term incentive awards (under the 2017 short-term incentive plan) were earned at 194.9% of target, reflecting above target financial performance.

•      Salary increases for certain named executive officers for 2017.

 A reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to Net income (loss) from continuing operations (the most directly comparable GAAP financial measure) is included in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (on page 34) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Our Executive Pay Program Aligns Pay-For-Performance and Applies Governance Best Practices

Our executive compensation program reflects a strong pay-for-performance design and incorporates many governance best practices. Over the past several years (subject to certain unusual factors related to the Spin-Off), the Company’s executive compensation program design and practices have evolved to better support our changing business and talent needs, as well as to reflect market practices and trends. In particular, as summarized below, we have linked the pay program to key metrics of our business strategy and shareholder value creation through our short-term and long-term incentive plans. The Company’s approach is to apply a comprehensive perspective in selecting performance measures and setting goals for both the short-term and long-term incentive plans. As a result of the foregoing considerations, the performance metrics used in our short-term incentive plan and the financial measures used in our long-term incentive plan in connection with our performance share grants have continued to adapt along with our business strategy from year-to-year to best reflect the direct accountabilities assigned to the management team for a particular year (short-term incentives) and for several years (long-term incentives).

2017 Incentive Plan Design

The 2017 short-term incentive plan (“STIP”) and the 2017 long-term incentive plan (“LTIP”), collectively, cover key financial measures that we believe will increase shareholder value over time while also emphasizing the importance of maintaining adequate liquidity for working capital requirements and future investment opportunities.  The performance measures used in the 2017 STIP and 2017 LTIP award design were as follows:

2017 Short-Term Incentive Plan	2017 Long-Term Incentive Plan

•     Adjusted EBITDA (weighted 50%), which is a useful measure of the Company’s annual operating performance, measures gross profit, less selling, general and administrative expenses, plus depreciation and restructuring charges.

•      Free Cash Flow (weighted 50%), which measures liquidity by taking operating cash flow from continuing operations, less capital expenditures, excluding Spin-Off and one-time costs and tax settlements, other than costs associated with the consolidation of the Company’s manufacturing facilities in Manitowoc, Wisconsin into its Shady Grove, Pennsylvania facility.

•     Performance shares (50% of the targeted value of the LTIP grant) earned based on the results of two equally weighted measures:

•      Relative Total Shareholder Return (“TSR”) (weighted 50%), which aligns payouts to our relative TSR performance, and assesses the Company’s relative TSR to the S&P SmallCap 600 Industrials Index, and

•      Adjusted EBITDA Percent for the year ending December 31, 2019 (“Fiscal Year 2019 Adjusted EBITDA Percent”) (weighted 50%), which is equal to gross profit, less selling, general and administrative expenses, plus depreciation and restructuring charges, divided by net sales, and is a measure of the Company’s annual operating performance.

•     Stock options (50% of the targeted value of the LTIP grant) which vest in equal installments over three years, commencing on the first anniversary of the grant date, and have value only as the stock price increases.

Incentive Plan Design for 2018

We continually monitor our executive compensation program and consider modifications that will allow us to drive achievement of our business strategy, meet our talent needs, and maintain market competitive plans to maximize long-term shareholder value.  In designing our 2018 STIP and LTIP, we utilized the same performance measures utilized in our 2017 STIP and LTIP, as we believe that these performance measures continue to capture our key financial drivers of success and that use of consistent performance measures, with the goal of improvement in such performance measures over time, ensures that our executive compensation program is aligned with the interests of our shareholders, including maximizing long-term returns to our shareholders.

Governance Best Practices

Our executive compensation program reflects a strong pay-for-performance design and incorporates many governance best practices, including those listed below:

•	Using multiple performance measures in connection with short-term and long-term incentive awards

•	Limiting both short-term incentive and performance share payouts to 200% of target
•	Having short-term incentive payouts which vary commensurate with the Company’s performance and which reflect the Company’s performance versus goals during the respective annual periods
•	Using relative TSR as a metric for performance share grants, tying payouts to increasing shareholder value
•	Providing long-term incentives to executive officers through equity-based awards that are “at risk”
•	General avoidance of change in control excise tax gross-ups or single-trigger cash severance provisions
•	Maintaining stock ownership guidelines for executive officers
•	Periodically communicating with major shareholders regarding our pay practices
•	Providing a limited amount of perquisites to executive officers
•	Having a policy prohibiting employees from pledging their holdings of Company securities and from engaging in hedging transactions involving Company securities
•	The Compensation Committee’s engagement of an independent compensation consultant, Willis Towers Watson, to assist with review of the Company’s executive compensation program

2017 Say-on-Pay Advisory Vote

In 2017, our say-on-pay advisory vote received support from approximately 98% of the shares voted. We believe that this result demonstrates our shareholders’ strong endorsement of the executive compensation program design, decisions and policies. Our shareholder vote was one of many factors considered by the Compensation Committee in reviewing the Company’s executive compensation program. We continue to maintain an ongoing dialogue with our shareholders to help ensure our executive compensation program is aligned with the interests of our shareholders.

Compensation Program Administration

The Compensation Committee of the Board of Directors is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. This review includes an annual consideration of the Company’s business strategy and talent needs and alignment of compensation to performance and shareholder interests. During fiscal 2014, the Compensation Committee hired, and it continues to engage, Willis Towers Watson as an independent compensation consultant to assist the Compensation Committee with its duties, including its review of the executive compensation program. Additional information about the role and processes of the Compensation Committee is presented in the Corporate Governance — Compensation Committee section of this Proxy Statement.

Compensation Program Objectives and Philosophy

Our executive compensation program is intended to align the interests of our executives with the interests of our shareholders as well as to motivate our executives to maximize long-term total returns to our shareholders. For these reasons, the Compensation Committee designs the executive compensation program consistent with market typical/best practices to ensure alignment between executive pay and Company performance. An important element of the compensation program design is to provide incentive-based compensation that is directly tied to Company performance. The Compensation Committee annually reviews the key elements of the program considering the Company’s business strategy and talent needs. Our executive compensation program seeks to provide competitive total compensation opportunities to attract, motivate and retain highly-qualified executives critical to the achievement of the Company’s financial and strategic goals.

Key objectives and elements of our compensation philosophy include the following:

•

Paying for performance. A significant portion of the target compensation awarded to our named executive officers is incentive-based and “at risk,” meaning it is only earned if specific financial goals are achieved or, in the case of stock options, if the stock price appreciates over the next several years following the grant date. Incentive awards based on achievement of specific goals are capped at 200% of the targeted award opportunity.

•

Providing market competitive compensation. Pay levels are targeted to be, on average, at market median levels based on individual factors (such as experience, length of service, and individual performance), internal structure and internal and external equity, business needs, Company performance, comparable positions at general industrial companies of similar size, and other factors.

•

Encouraging long-term service. The Company offers retirement and savings plans, including the Company’s 401(k) Retirement Plan and Deferred Compensation Plan, which are payable after retirement from the Company and provide employees with the opportunity to earn Company contributions or save pre-tax dollars for retirement.

•

Promoting executive stock ownership. Long-term incentive awards to executive officers are solely equity-based, and executive officers are subject to stock ownership guidelines to ensure meaningful ongoing alignment with shareholders’ interests and market best practice.

Actual total compensation can vary from target compensation based on the individual’s performance and the Company’s financial and stock price performance. In accordance with Securities and Exchange Commission (“SEC”) rules, the Summary Compensation Table shows the grant date fair value of LTIP grants, which grant date fair value is often very different from the actual realized and realizable/current values (if any amount is even earned) of such awards. The Committee annually reviews officer pay tally sheets detailing the past several years of actual and target compensation, outstanding long-term incentive awards (including the potential realizable value at various stock prices), accumulated deferred compensation balances, and potential change-in-control severance amounts.

In connection with our executive compensation determinations, we review third-party market survey data among comparable companies and broader market trends/developments, as provided by Willis Towers Watson. In setting market-based pay levels, the Compensation Committee reviews market data provided from surveys of comparably-sized general industrial companies. A specific peer group is not typically used, although comparator groups are used when considering specific components of compensation. Survey data of comparable positions is analyzed annually in considering adjustments to base salaries and target short-term and long-term incentive award opportunities. Survey data is also reviewed periodically to help maintain the competitiveness of all elements of compensation.

The Majority of Target Compensation is Performance-Based

Consistent with the Company’s pay philosophy, the majority of the target total direct compensation (i.e., the sum of base salary and target STIP and LTIP award grant date values) of the active named executive officers is only earned if specific financial goals are achieved or, in the case of stock options, if the stock price appreciates over the next several years following the grant date. Specifically, in 2017, performance-based incentive award opportunities represented, on average, 69% of the target total direct compensation for the active named executive officers and reflected the use of stock options and performance shares.  (For these purposes, the active named executive officers are the named executive officers who were still executive officers of the Company on December 31, 2017 – Messrs. Pennypacker, Antoniuk, Musial and Ravenscroft.)

Incentive award opportunities have typically been provided through a combination of short-term and long-term incentive opportunities, covering multiple financial and stock price performance measures. Incentive performance goals are set to directly align to our business strategy and long-term shareholder value creation.

STIP Award Payouts Vary Commensurate with Company Performance

The Company has a history of STIP payouts being commensurate with the Company’s performance, as demonstrated over the last six years. Specifically, payouts for corporate performance ranged from 0% to 194.9% of target (an average of 70.5% of target).

LTIP Awards are Tied to Company Performance

Long-term incentive awards are intended to align the interests of executives with those of Company shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in the Company’s stock price and other performance measures. In addition, long-term incentive awards have facilitated the attraction, retention and motivation of executives and key employees.

In 2017, long-term incentive award opportunities for named executive officers were provided through equity-based awards and are “at-risk,” requiring the achievement of specific multi-year performance goals or stock price appreciation.

The 2017 grant mix was delivered as follows:

2017 Award Type (Weighting)	Performance Measure	Performance/Vesting Period

Stock Options (50%)	▪ Stock price appreciation (only have value if price increases)	Three-year ratable vesting (33.33% per year), commencing on the first anniversary of the grant date; expire 10 years after grant

Performance Shares (50%)	▪ 50% Relative TSR as compared to the S&P SmallCap 600 Industrials Index ▪ 50% Fiscal Year 2019 Adjusted EBITDA Percent	Three-year performance period ending on December 31, 2019; performance share awards vest upon completion of the three-year performance period, if performance goals are met

Executive Compensation Elements

We believe the executive compensation program described in more detail below, by element and in total, best achieves our objectives.  The following table presents a summary of each element of our executive compensation program.

Element	Purpose	Characteristics
Base Salary	Establish a certain element of pay for an individual’s competencies, skills, experience and performance relative to his or her current job	Not at risk; eligible for annual performance-based merit increase consideration and adjustments for changes in job responsibilities
Short-Term Incentives	Motivate and reward the achievement of annual Company financial goals aligned to the key strategic objectives for the year	Performance-based cash opportunity; amount earned will vary based on actual financial results achieved
Long-Term Incentives	Motivate and reward the achievement of specific longer term financial goals	All of the award opportunity is performance-based or “at-risk,” with the amount realized, if any, by the executive dependent upon multi-year financial results and stock price performance
Retirement Benefits and Deferred Compensation	Encourage long-term service with the Company by providing retirement plan contributions that can grow in value over an executive’s career and opportunities to defer compensation	Both fixed and variable aspects; contributions drive growth of funds and future payments
Perquisites and Personal Benefits	Provide additional financial security and a competitive pay package that helps attract and retain qualified executives, though perquisites are limited	Generally fixed; actual cost is based on participation and usage
Change in Control (“CIC”) Continued Employment and Severance Benefits	Provide continuity of the leadership team leading up to and after a change in control	Contingent component; provides for continued employment upon a CIC and severance benefits if an executive’s employment is terminated following a CIC

In setting total compensation, a consistent approach is applied for all executive officers. Executive officers may receive base salary and incentive pay increases at the time of promotions. In connection with promotions, the Compensation Committee may increase base salary and target incentive award percentages and make additional incentive grants. Additional detail regarding each pay element is presented below. Other than the Change in Control Severance Arrangements described below, the Company does not have employment agreements with any of the named executive officers.

Base Salaries.  Salaries are reviewed annually, and adjustments, if any, are based on consideration of the Company’s overall budget for base salaries for the year, individual factors (competencies, skills, experience, and performance), internal equity, and market pay practice data. The following table shows, for each named executive officer, such named executive officer’s 2017 base salary, the percentage increase in such named executive officer’s base salary (compared to his 2016 base salary) and the reason for such increase in base salary:

Named Executive Officer	2017 Base Salary	2017 Base Salary Percentage Increase (Compared to 2016 Base Salary)	Reason for Increase in Base Salary
Barry L. Pennypacker	$978,500	3.00%	Market-Based Adjustment
David J. Antoniuk	$490,000	N/A	N/A
Thomas G. Musial	$426,300	N/A	N/A
Aaron H. Ravenscroft	$390,000	4.00%	Market-Based Adjustment
Lawrence J. Weyers	$446,250	5.00%	Market-Based Adjustment
Louis F. Raymond	$300,000	28.23%	Promotion to Vice President and General Counsel

Incentive Plans.  The Company provides short-term and long-term incentive award opportunities to motivate the achievement of its business strategy by specifying key metrics of success. In order to drive results and align performance and payouts, the incentive plans each:

•	Include multiple performance measures;
•	Have target performance goals set based on forecasts/budget, business conditions, prior year’s performance, probability of achievement and other factors;
•	Vary payouts commensurate with performance results (with potential payouts capped at 200% of the target award opportunity for goal-based plans); and
•	Cover different time periods, with short-term incentive plans covering one year and long-term incentive plans typically covering three years, with an ongoing stock ownership requirement.

In order to best drive success, we believe a combination of performance measures should be used to ensure that management is motivated and rewarded for managing the Company’s overall financial health and driving long-term sustainable growth in value for the Company’s shareholders.  As such, the short-term incentive plan and performance share component of the long-term incentive plan each use two performance metrics, which may change from year-to-year to reflect the critical areas of focus for the applicable performance period. The Compensation Committee believes that, collectively, the performance metrics used will best drive long-term shareholder value and align management rewards to the Company’s business strategy.

Short-Term Incentives.  Short-term incentive awards are made under the 2013 Omnibus Incentive Plan and are referred to in this Proxy Statement as STIP awards. STIP awards, which are measured on an annual basis, reward eligible participants for maximizing shareholder value.

The 2016 STIP award was based 50% on operating margin and 50% on free cash flow performance. In establishing the performance metrics for the 2017 STIP, the Compensation Committee retained the free cash flow metric (50%) and replaced the operating margin metric used in 2016 with Adjusted EBITDA (50%).  The free cash flow (50%) and Adjusted EBTIDA (50%) metrics were selected to focus the executive team on increasing shareholder value over time and maintaining adequate liquidity for working capital requirements and future investment opportunities.

For all of the named executive officers, the 2017 STIP awards were based on overall Company performance (rather than a combination of business unit performance and Company performance).

The 2017 target short-term incentive award percentages assigned to the Company’s named executive officers ranged from 50% to 100% of base salary, based on the position’s responsibilities and business impact.  Awards earned under the 2017 STIP can range from 0% to 200% of an individual’s target award opportunity based on actual results versus the target performance goals for the year, and the Compensation Committee may exercise discretion to reduce the incentive award otherwise earned by a participant in any year based on individual or other performance factors determined by the Committee. Earned awards, if any, are fully paid out after the end of the year.

The Company’s actual 2017 performance results were between target and maximum for Adjusted EBITDA and above maximum for free cash flow, resulting in a payout of 194.9% of target.  Presented below are the specific threshold, target, and maximum performance levels for the 2017 STIP awards, as well as 2017 actual results (dollars in millions):

Measure (Weighting)	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	2017 Actual	Resulting Award as % of Target(3)
Adjusted EBITDA (50%)(1)(4)	$20.0	$45.0	$70.0	$67.4	189.8%
Free Cash Flow (50%)(2)(5)	$0.0	$10.0	$35.0	$49.6	200.0%
Total Payout as a Percent of Target					194.9%
(1)	“Adjusted EBITDA” equals gross profit, less selling, general and administrative expenses, plus depreciation and restructuring charges.
(2)

“Free Cash Flow” equals operating cash flow from continuing operations, less capital expenditures, excluding Spin-Off and one-time costs and tax settlements, other than costs associated with the consolidation of the Company’s manufacturing facilities in Manitowoc, Wisconsin into its Shady Grove, Pennsylvania facility.

(3)	Straight-line interpolation is used for calculating the payout between the specific performance levels.
(4)

A reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to Net income (loss) from continuing operations (the most directly comparable GAAP financial measure) is included in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (on page 34) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

(5)

A reconciliation of Free Cash Flow (a non-GAAP financial measure) to Net cash provided by operating activities of continuing operations (the most directly comparable GAAP financial measure) is included in Annex A to this Proxy Statement.

The actual 2017 STIP award payouts for the named executive officers are presented in the Summary Compensation Table, in the “Non-Equity Incentive Plan Compensation” column. The potential dollar range of the 2017 STIP awards for each named executive officer is presented in the Grants of Plan-Based Awards table.

Use of Discretion.  The Compensation Committee did not use discretion to pay awards under the 2017 STIP that would not have otherwise been earned. The Compensation Committee is permitted to apply discretion in considering potential adjustments presented by management in order to assess performance of continuing operations. In practice, the Compensation Committee has made a limited number of adjustments, which, for awards to be earned by executives during a particular year, must be determined no later than the Compensation Committee’s February meeting. The Compensation Committee reviews the actual results for a year and considers and approves potential adjustments. With respect to the executive officers of the Company, these adjustments for a plan year must be made no later than the February Compensation Committee meeting of that year.

Long-Term Incentives.  Long-term incentive award grants are made under the 2013 Omnibus Incentive Plan.  Long-term incentive awards are intended to align the interests of executives with those of shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in the Company’s stock price and other performance measures. In addition, long-term incentive awards facilitate the attraction, retention and motivation of executives and key employees.

Our general practice (other than in unusual circumstances, such as in 2015 when the Company made time-based awards of restricted stock units due to the difficulty of setting long-term performance targets as a result of the Spin-Off) is for all of our named executive officers’ long-term incentive awards to be “at risk”— requiring achievement of specific multi-year financial goals or stock price appreciation—rather than being solely time-based awards.  In 2017, the long-term incentive awards to our named executive officers consisted of 50% stock options and 50% performance shares, all of which are considered “at risk.”

Stock Options.  Stock options align executives’ interests with those of shareholders, since options only have realizable value if the price of the Company’s stock increases relative to the grant/exercise price. Stock options granted to the named executive officers and other eligible employees during fiscal 2017 have the following terms:

•	Exercise price is the closing trading price on the grant date;

•	Vest annually in 33.33% increments beginning on the first anniversary of the grant date; and
•	Expire 10 years after the grant date.

Restricted Stock Units.  See information below under “Retention Awards.”

Performance Shares.  Performance share award opportunities were provided to the named executive officers in 2017 to directly align the shares earned, if any, to the achievement of specific multi-year goals. The goals and the performance period were established by the Compensation Committee at the time of the award grant.

The 2016 performance share grant was based on two equally weighted metrics during the three-year performance period – Return on Invested Capital (“ROIC”) and relative TSR as compared to companies in the S&P SmallCap 600 Industrials Index. For these purposes, ROIC is equal to three-year weighted average ROIC, defined as Net Operating Profit After Tax, excluding the impact of the Spin-Off and one-time related costs, divided by average invested capital derived as equity plus interest bearing debt, less cash and marketable securities, and TSR is defined as stock price appreciation plus dividends reinvested on the ex-dividend date.

In establishing the performance share metrics under the 2017 LTIP, the Compensation Committee retained the relative TSR metric and replaced the ROIC metric used in 2016 with Adjusted EBITDA Percent for the year ending December 31, 2019, which is referred to herein as “Fiscal Year 2019 Adjusted EBITDA Percent.”  The ROIC metric was replaced with Fiscal Year 2019 Adjusted EBITDA Percent to emphasize the importance of long-term profitability and to focus the executive team on improving overall company performance on a year-to-year basis.

The 2017 performance share grant, which will vest upon completion of the three-year performance period ending on December 31, 2019 if performance goals are met, was based on two equally weighted metrics – Fiscal Year 2019 Adjusted EBITDA Percent and relative TSR as compared to companies in the S&P SmallCap 600 Industrials Index.  For these purposes, Fiscal Year 2019 Adjusted EBITDA Percent is equal to gross profit, less selling, general and administrative expenses, plus depreciation and restructuring charges, divided by net sales, and TSR, which is calculated using the 20-trading day average closing stock price at the beginning and end of the three-year performance period, is defined as stock price appreciation plus dividends reinvested on the ex-dividend date over the three-year performance period.

To emphasize the importance of long-term profitability and to focus the executive team on improving overall company performance on a year-to-year basis, 50% of the performance share grant was based on achieving a certain Fiscal Year 2019 Adjusted EBITDA Percent.  The schedule for these awards is provided below:

Performance Level	Fiscal Year 2019 Adjusted EBITDA Percent	Award Payout (as a % of Target)
Maximum	7.5%	200%
Target	6.0%	100%
Threshold (no payouts below this level)	4.5%	25%

For the 50% of the 2017 performance share grant that was based on relative TSR, the Compensation Committee determined a performance schedule consistent with the Company’s pay-for-performance philosophy and current market practices, with pay approximating median levels at the target award opportunity level. The payout schedule for the relative TSR portion of the performance share grants is as follows:

Performance Level	Manitowoc’s Relative TSR Performance	Award Payout (as a % of Target)
Maximum	75th Percentile	200%
Target	50th Percentile	100%
Threshold (no payouts below this level)	25th Percentile	25%

If TSR is negative, the TSR portion of the performance share payout cannot exceed the target.

Retention Awards.  In January 2017, the Company made equity-based retention awards of restricted stock units to certain key employees, including Mr. Weyers, to provide additional incentives for the employees to continue their employment with the Company.  These restricted stock units vest 100% on the first anniversary of the grant date.  Mr. Weyers forfeited 4,750 of these restricted stock units (as adjusted for the 1-for-4 reverse stock split) in accordance with his severance agreement, which is described below under “Lawrence J. Weyers Severance Agreement.”

Grant Guideline Development.  Consistent with past practice, the Compensation Committee annually sets award guidelines for each executive officer and job classification level based upon survey market median levels and the Company’s recent average stock price. LTIP awards to named executive officers were made in the first quarter of 2017. The approximate 20-trading-day average closing price ending on the date of the February Compensation Committee meeting is generally used for determining the grant levels and was used for determining the grant levels in 2017. The actual grant price and accounting expense were determined at the date of grant.

The grant date fair value of the 2017 equity grants are presented in the Grants of Plan-Based Awards table. The ultimate value that will be realized, if any, is not determinable at the date of grant.

Retirement Benefits and Deferred Compensation.  To facilitate the long-term service of highly-qualified executives and retirement savings, the Company provides the following retirement and deferred compensation plans:

Supplemental Executive Retirement Plan.  Executives may be selected by the Compensation Committee to be eligible to participate in the nonqualified Supplemental Executive Retirement Plan (“SERP”), although no executive officer of the Company, except Mr. Musial, participates in the SERP and it is not anticipated that any such officer will participate in the future. An executive is not eligible to participate in the SERP until the executive has at least five years of credited service with the Company and/or its subsidiaries and additional criteria for participation may be considered by the Compensation Committee.

Benefits provided under the SERP are intended to provide a life annuity equal to 55% of a participant’s five-year final average pay (salary plus actual bonus awards). When a participant becomes eligible for a distribution from the SERP, the participant may elect to receive the distribution in a single lump-sum or over a period not to exceed ten years. For any executive who became a participant after 2008, and whose projected total service at his or her target retirement date is less than 25 years, the 55% target retirement benefit will be prorated based on the projected total service years divided by 25. The actuarial change from 2016 in Mr. Musial’s SERP benefits is presented in the Summary Compensation Table.  Detailed information about the SERP is presented in the Pension Benefits table.

To better align the benefits under the SERP with the Company’s long-term compensation policy and market standards, in December 2017, the Board of Directors approved changes to the SERP intended to reduce the annual percentage increase in a participant’s account balance.

401(k) Retirement Plan.  Active, regular, full-time, non-union, U.S. based employees (including the named executive officers) are eligible to participate in The Manitowoc Company, Inc. 401(k) Retirement Plan, which allows employees to build retirement savings on a tax-deferred basis. The plan has a tax-qualified defined contribution savings component, the 401(k) Savings feature, in which participating employees receive a Company match. In addition, the plan has a Retirement Plan feature, in which the Company provides an annual contribution of from 0% to 4% of eligible compensation to another defined contribution account. There are no employee contributions to the Retirement Plan feature. Contributions under the Retirement Plan feature are based on STIP award achievement, subject to a cap, and are reviewed and approved by the Company’s Retirement Committee. The value of Company annual matching contributions to the 401(k) Retirement Plan under the Savings feature is presented in the Summary Compensation Table.

Deferred Compensation.  To further assist in attracting and retaining highly-qualified employees, to facilitate stock ownership and to encourage saving for retirement, executive officers and other key employees are eligible to participate in the Deferred Compensation Plan, which may include a Company contribution. Detailed information about the Deferred Compensation Plan is presented in the Non-Qualified Deferred Compensation table and in the narrative following that table.  In addition, the value of the Company’s annual contributions to the Deferred Compensation Plan on behalf of the named executive officers is presented in the Summary Compensation Table in the “All Other Compensation” column and in the All Other Compensation Table.

Perquisites and Personal Benefits.  In order to provide a market competitive total compensation package, the Company provides a limited amount of perquisites and supplemental benefits to our named executive officers. In 2017, the Company provided the following: supplemental long-term disability insurance, tax preparation, car allowance, gift certificates in connection with service awards based on tenure, expatriate benefits (including rent, housing-related insurance, educational expenses, car allowance, and moving expenses) and limited personal use of aircraft. The value of perquisites and supplemental benefits, in total and itemized, provided in 2017 are presented in the Summary Compensation Table and the All Other Compensation Table.

Change in Control Severance Arrangements.  In order to facilitate attraction and retention of highly-qualified executives, the Company has arrangements (“Contingent Employment Agreements”) with the continuing named executive officers and certain other key executives, which provide for the executives’ continued employment (for a three-year period for Mr. Pennypacker and for a two-year period for the other executives) upon a change in control. In addition, the arrangements provide for certain severance benefits in the event the executive is terminated without “cause” (as defined in the Contingent Employment Agreements) prior to the end of the employment period (as such, the Contingent Employment Agreements have a “double trigger”). The severance benefits would consist of base salary, annual incentive bonus compensation (calculated at the target level), and other benefits that the executive otherwise would have been entitled to if his employment had not been terminated prior to the respective three or two year change in control employment period. Further detail regarding these agreements is presented in the Post-Employment Compensation section of this Proxy Statement.

Other Severance Arrangements

Severance Pay Plan.  The Company also has a severance pay plan that establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors and the Compensation Committee have the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not generally have a formal severance plan for other forms of employment termination, except for the Contingent Employment Agreements and the severance agreements with Mr. Weyers, Mr. Raymond and Mr. Musial, in each case as described below.

Severance Agreements. In 2017, the Company entered into severance agreements with Mr. Weyers and Mr. Raymond in connection with their departure from the Company. Additionally, in February 2018, the Company entered into a severance agreement with Mr. Musial in connection with his retirement from the Company in July 2018. For additional information regarding the severance agreements with Mr. Weyers, Mr. Raymond and Mr. Musial, see the Lawrence J. Weyers Severance Agreement section, the Louis F. Raymond Severance Agreement section and the Thomas G. Musial Severance Agreement section, respectively.

Other Executive Compensation Policies and Considerations

Stock Ownership Guidelines. The Compensation Committee has established stock ownership guidelines for executive officers. The guidelines, as revised in 2016 due to the value of stock holdings being reduced as a result of the Spin-Off, provide that within the greater of (a) five years from the executive’s start date, or (b) three years from the effective date of the Spin-Off, the executive officer should hold an amount of stock with a value at least equal to the following:

•	Chief Executive Officer: five times base salary
•	Other Executive Officers: three times base salary

Stock ownership includes shares owned outright, restricted stock, restricted stock units, and stock equivalents held in deferred compensation and/or retirement plans. Additionally, one-half of the guideline amount can be met by vested, in-the-money stock options held by the executive officer. As of December 31, 2017, each of the continuing named executive officers was in compliance, or on track to be in compliance, with such guidelines.

If an executive officer does not meet the relevant ownership guideline on the applicable measurement date, the executive officer must retain all net shares from the exercise of stock options and the vesting of restricted shares, restricted stock units and performance shares until compliance is achieved.

Stock Awards Granting Policy.  In 2017, based on the approval of the Compensation Committee, the Company granted stock awards to its executive officers and other eligible key employees.  In 2017, stock awards to executive officers consisted of stock options and performance shares, and, with respect to Mr. Weyers, restricted stock units.  Annual stock awards are generally granted in February.  Stock awards are also used to attract executives and key employees, and, as such, stock awards are at times granted to executives and key employees at the time they become executives or key employees of the Company.  In such cases, the grant date would be the date employment commences or the date the Compensation Committee approves the awards.  In all cases, the exercise price of stock options is the closing trading price on the grant date. Additionally, as previously noted, in January 2017, the Company made special equity-based retention awards (restricted stock units) to certain key employees to provide additional incentives for the employees to continue their employment with the Company.

Securities Trading Policy.  The Company maintains an Insider Trading Policy that imposes specific standards on directors, officers and key employees of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. The policy also prohibits employees from pledging their holdings of Company securities and from engaging in hedging transactions involving Company securities. In addition to the specific restrictions set forth in the policy, the policy requires that all transactions in Company stock by such persons and by others in their households be pre-cleared by the Corporate Secretary’s office. The only exception to the pre-clearance requirement is regular, ongoing acquisitions of Company stock resulting from continued participation in employee benefit plans that the Company or its agents administer.

Pay Clawbacks.  In addition to any right of recoupment against our Chief Executive Officer or Chief Financial Officer pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, we intend to recoup executive officer compensation, or a portion thereof, to the extent required under rules adopted by the SEC and New York Stock Exchange, if any.

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), limits the Company’s federal income tax deduction to $1 million per year for compensation paid to its covered executives.  For compensation paid for the 2017 fiscal year, our covered executives were Messrs. Pennypacker, Musial and Ravenscroft.

Prior to 2018, compensation that qualified as performance-based compensation under Section 162(m) was fully deductible provided certain requirements of Section 162(m) were satisfied.  As such, we structured certain cash and equity awards that we granted during 2017 and prior years under the 2013 Omnibus Incentive Plan and the 2003 Incentive Stock and Awards Plan to qualify for the performance-based compensation exception to reduce the impact of the $1 million deduction limit, although the Compensation Committee has always had the discretion to award compensation that may not be fully deductible.

As a result of changes made by the Tax Cuts and Jobs Act, starting with our 2018 fiscal year, only performance-based compensation that is paid pursuant to a binding contract in effect on November 2, 2017 will be exempt from the $1 million deduction limit.  Accordingly, any compensation that we pay in the future pursuant to new compensation arrangements entered into after November 2, 2017, even if performance-based, will count towards the $1 million deduction limit. In addition, the $1 million deduction limit will apply to a broader group of executives, including any individual who serves as our Chief Executive Officer or Chief Financial Officer at any time on or after January 1, 2018, plus any executive who is among our three most highly compensated executive officers for any fiscal year beginning with 2018.  Because many different factors influence a well-rounded, comprehensive executive compensation program, and as a result of the changes made to Section 162(m) by the Tax Cuts and Jobs Act, some of the compensation we provide to our executive officers might not be deductible.

Use of an Independent Compensation Consultant.  The Compensation Committee engaged Willis Towers Watson, an executive consulting firm, as its independent compensation consultant to provide advice on compensation trends and market information to assist the Compensation Committee in fulfilling its duties, including the following responsibilities: review executive compensation and advise of changes to be considered to improve effectiveness consistent with our compensation philosophy; provide market data and recommendations on Chief Executive Officer and executive compensation; review materials for Compensation Committee meetings and attend Compensation Committee meetings; and advise the Compensation Committee on best practices for governance of executive compensation as well as areas of possible concern or risk in the Company’s programs.

Willis Towers Watson was directly engaged by and is accountable to the Compensation Committee, and has not been engaged by management for other services, except as discussed below. During fiscal 2017, Willis Towers Watson was paid $89,659 for executive compensation advice, director compensation advice and other services to the Compensation Committee. During fiscal 2017, Willis Towers Watson was also paid $315,087 for other human resource and accounting services to the Company; and Willis Towers Watson was retained by management for these services.

The Compensation Committee originally selected Willis Towers Watson (formerly known as Towers Watson) in fiscal 2014 to serve as an independent compensation consultant to the Company. This selection occurred after the Compensation Committee had assessed the firm’s independence, taking into consideration the following factors, among others:

•

The Compensation Committee’s oversight of the relationship between the Company and Willis Towers Watson mitigates the possibility that management could misuse other engagements to influence Willis Towers Watson’s compensation work for the Compensation Committee.

•	Willis Towers Watson has adopted internal safeguards to ensure that its executive compensation advice is independent.
•	The Compensation Committee retains ultimate decision-making authority for all executive pay matters, and understands Willis Towers Watson’s role is simply that of advisor.
•	The absence of any significant business or personal relationship between Willis Towers Watson and any of our executives or members of the Compensation Committee.

The foregoing factors are still relevant to the Compensation Committee’s ongoing and annual assessment to continue utilizing the compensation consultant services of Willis Towers Watson. For fiscal 2017, Willis Towers Watson also provided the Compensation Committee with a written assessment of the independence of Willis Towers Watson’s advisory work to the Committee. Based on the foregoing, the Compensation Committee has concluded that the engagement of Willis Towers Watson does not raise any conflict of interest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis for fiscal year 2017 with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and included in the Company’s Proxy Statement for filing with the SEC.

Compensation Committee

Donald M. Condon, Jr., Chair

Robert G. Bohn

Anne M. Cooney

John C. Pfeifer

Risk Assessment of Compensation Practices

The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s human resources and executive compensation plans and arrangements.  In 2017, the Compensation Committee conducted an evaluation of the Company’s compensation arrangements for executive officers and non-executive officer employees and the incentives created by such arrangements for employees to take risks. As a result of this assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee considered the following risk mitigating features of the Company’s compensation program:

•

Pay Mix.  The Company’s executive compensation program primarily consists of base salary, short-term incentive compensation, and long-term incentive compensation. Base salaries are targeted at median, which mitigates the need for our executive officers to take significant risks to earn average compensation. However, we also place a sufficient portion of each executive officer’s pay at risk to ensure that the interests of our executives are well-aligned with those of our shareholders, driving long-term shareholder value.

•

Time Horizon.  Our 2016 and 2017 LTIP awards are based on a three-year performance period, which encourages our employees to focus on sustained performance of the Company over the long-term, rather than taking short-term risks.

•

Performance Goals.  Our STIP and LTIP goals are set at levels that are attainable without taking inappropriate risks, but that still require stretch performance. We also cap our STIP and LTIP payouts to 200% of the target payout amount for each of our executives, which further helps control excessive risk taking at the expense of longer term financial success.

•

Stock Ownership Guidelines and Hedging Policies.  We have stock ownership guidelines in place for each of our named executive officers, which further aligns the interests of our executive officers with those of our shareholders. We also prohibit employees from pledging their holdings of Company securities and from engaging in hedging transactions involving Company securities.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the “total compensation” earned by each named executive officer during the fiscal year ended December 31, 2017, and, to the extent that a named executive officer was a named executive officer of the Company for the fiscal years ended December 31, 2016 or December 31, 2015, total compensation for service to the Company during those years. In accordance with SEC rules and guidance, information for fiscal years prior to the year in which an individual first became a named executive officer is not required to be presented.

•	Actual payouts are presented in the “Salary” (before deferrals) and “Non-Equity Incentive Plan Compensation” (2017 STIP award payouts) columns.
•

The grant date fair value of equity-based grants awarded in 2017 is shown in the “Stock Awards” and “Options Awards” columns. None of this amount was realized during 2017; instead, the actual value realized, if any, will be commensurate with our financial and stock price performance over the next several years.

•

The actuarial change in pension value from the preceding year is presented in the “Change in Pension Value & Nonqualified Deferred Compensation Earnings” column. The Company did not provide above-market earnings on non-qualified deferred compensation.  Accordingly, the amount in the “Change in Pension Value & Nonqualified Deferred Compensation Earnings” column consists entirely of the change in the actuarial present value of Mr. Musial’s accumulated benefit under the SERP.

•	The amounts included in Mr. Weyers’ and Mr. Raymond’s “Stock Awards” and “Option Awards” columns include grants that were forfeited pursuant to their respective severance agreements.

Name & Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Barry L. Pennypacker President & Chief Executive Officer	2017	$973,019	$0	$1,442,245	$1,364,948	$1,907,097	$0	$31,642	$5,718,951
	2016	$931,731	$0	$1,654,072	$1,250,000	$0	$0	$28,213	$3,864,016
David J. Antoniuk Senior Vice President & Chief Financial Officer	2017	$490,000	$0	$456,345	$431,875	$716,258	$0	$20,775	$2,115,253
	2016	$271,385	$0	$718,867	$231,001	$0	$0	$6,801	$1,228,054
Thomas G. Musial Senior Vice President, Human Resources and Administration	2017	$426,300	$0	$257,881	$244,051	$581,601	$667,449	$31,104	$2,208,386
	2016	$426,300	$0	$295,749	$223,501	$0	$612,338	$32,691	$1,590,579
	2015	$426,300	$0	$376,769	$356,734	$0	$561,778	$33,090	$1,754,671
Aaron H. Ravenscroft Executive Vice President, Cranes	2017	$387,115	$0	$259,624	$245,693	$456,066	$0	$202,869	$1,551,367
	2016	$295,673	$0	$365,817	$200,000	$0	$0	$68,700	$930,190

Lawrence J. Weyers(6) Former Executive Vice President, Tower Cranes	2017	$311,721	$0	$528,757	$218,394	$489,229	$0	$155,254	$1,703,355
	2016	$425,000	$0	$264,653	$200,000	$0	$0	$31,405	$921,058

Louis F. Raymond(7) Former Vice President, General Counsel and Secretary	2017	$364,353	$0	$173,083	$163,795	$292,350	$0	$8,171	$1,001,752

(1)

The amounts listed in the “Stock Awards” column represent the aggregate grant date fair value of all restricted stock unit, restricted stock and performance share awards in accordance with ASC Topic 718. Mr. Weyers was the only named executive officer who received restricted stock units in 2017. The value attributable to the 2017 grant of restricted stock units to Mr. Weyers was $298,000. For this restricted stock unit award, fair value is computed by multiplying the total number of shares subject to the award by the closing market price on the date of grant. For performance share awards, fair value is calculated based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718, and was as follows for 2017 awards: Mr. Pennypacker — $1,442,245; Mr. Antoniuk — $456,345; Mr. Musial — $257,881; Mr. Ravenscroft — $259,624; Mr. Weyers — $230,757; and Mr. Raymond — $173,083. Performance shares are earned based on our financial performance over a three-year period, and the shares earned are not restricted after the performance period. The maximum values of the 2017 grants of performance shares at the grant date, assuming that the highest level of performance conditions are attained, are as follows: Mr. Pennypacker — $2,884,489; Mr. Antoniuk — $912,691; Mr. Musial — $515,762; Mr. Ravenscroft — $519,248; Mr. Weyers — $461,513; and Mr. Raymond — $346,166. Additional information about the assumptions that we used in valuing equity awards is set forth in Note 15 to the Consolidated Financial Statements for the fiscal year ended December 31, 2017 in our Annual Report on Form 10-K filed with the SEC on February 23, 2018. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)

The amounts listed in the “Option Awards” column represent the aggregate grant date fair value of all option awards granted during the year in accordance with ASC Topic 718. Additional information about the assumptions that we used in valuing equity awards is set forth in Note 15 to the Consolidated Financial Statements for the fiscal year ended December 31, 2017 in our Annual Report on Form 10-K filed with the SEC on February 23, 2018.

(3)	Consists of cash awards made under the 2017 STIP. Reflects the amount earned for performance during 2017 but not paid until 2018.
(4)

Reflects the change in the actuarial present value of Mr. Musial’s accumulated benefit under the SERP (e.g., for 2017, reflects the change from December 31, 2016 to December 31, 2017). The Company did not provide above-market earnings on non-qualified deferred compensation.

(5)	Consists of the compensation described in the All Other Compensation Table, which follows this table.

(6)

Mr. Weyers resigned as Executive Vice President, Tower Cranes effective August 31, 2017. In connection with Mr. Weyers’ departure from the Company, he received (in addition to other severance amounts) an amount equal to three-quarters of the 2017 STIP award that he would have been eligible to receive, based on actual 2017 performance, if he had remained employed by the Company. Additionally, the vesting of certain equity grants to Mr. Weyers was accelerated, while other equity grants that had yet to vest as of the date of his severance agreement were forfeited. See “Lawrence J. Weyers Severance Agreement” below for more information regarding the payments and benefits received by Mr. Weyers in connection with his departure from the Company.

(7)

Mr. Raymond resigned as Vice President, General Counsel and Secretary effective November 27, 2017. In connection with Mr. Raymond’s departure from the Company, he received (in addition to other severance amounts) the full amount of the 2017 STIP award that he would have been eligible to receive, based on actual 2017 performance factors. Additionally, the vesting of certain equity grants to Mr. Raymond was accelerated, while other equity grants that had yet to vest as of the date of his severance agreement were forfeited. See “Louis F. Raymond Severance Agreement” below for more information regarding the payments and benefits received by Mr. Raymond in connection with his departure from the Company.

All Other Compensation Table

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

Name	Year	Company Contributions to Defined Contribution Plan(1)	Insurance Premiums(2)	Tax Preparation Fee Reimbursement	Car Allowance	Other(3)	Total
Barry L. Pennypacker	2017	$10,600	$1,438	$0	$12,000	$7,604	$31,642
	2016	$10,600	$1,023	$0	$12,000	$4,590	$28,213
David J. Antoniuk	2017	$10,600	$0	$0	$5,400	$4,775	$20,775
	2016	$6,508	$0	$0	$0	$293	$6,801
Thomas G. Musial	2017	$10,600	$5,092	$3,920	$10,800	$692	$31,104
	2016	$10,600	$6,468	$4,642	$10,800	$181	$32,691
	2015	$10,600	$7,079	$3,736	$10,800	$875	$33,090
Aaron H. Ravenscroft	2017	$10,364	$0	$380	$9,000	$183,125	$202,869
	2016	$10,600	$0	$0	$8,100	$50,000	$68,700
Lawrence J. Weyers	2017	$10,600	$5,017	$1,095	$8,100	$130,442	$155,254
	2016	$10,600	$7,246	$1,860	$10,800	$899	$31,405
Louis F. Raymond	2017	$6,877	$1,063	$0	$0	$231	$8,171
(1)

Consists of contributions made by the Company during the year indicated under The Manitowoc Company, Inc. 401(k) Retirement Plan. As explained in the Compensation Discussion and Analysis, this Plan includes both a tax-qualified defined contribution savings component in which the participant receives a Company match, and a retirement plan feature in which the Company provides an annual contribution of between 0% to 4% of eligible compensation to another defined contribution account.

(2)	Includes premiums paid for Supplemental Executive Long Term Disability Insurance.

(3)

For 2017, includes (a) expenses related to personal use of the Company aircraft – Mr. Pennypacker - $7,604 and Mr. Antoniuk - $4,775; (b) value of gift certificate for service awards based on tenure – Mr. Musial - $692 and Mr. Raymond - $231; (c) in connection with Mr. Ravenscroft’s assignment to France during November and December 2017, expatriate benefits (including amounts paid by the Company for rent, housing-related insurance, educational expenses, and car allowance) and moving expenses, which were paid in Euros, but were converted to U.S. dollars for purposes of this table at the fiscal year-end exchange rate of 1 Euro = 1.20030 U.S. dollars - $183,125; and (d) severance pay for Mr. Weyers – $130,442.

For 2016, includes (a) expenses related to personal use of the Company aircraft – Mr. Pennypacker - $2,619 and Mr. Antoniuk - $293; (b) personal use of memberships: Mr. Pennypacker – $1,970, Mr. Weyers – $899, and Mr. Musial – $181; and (c) Mr. Ravenscroft’s signing bonus – $50,000.

For 2015, includes personal use of membership: Mr. Musial – $875.

Grants of Plan-Based Awards in 2017

The following table sets forth the 2017 STIP awards and equity awards granted under the Company’s 2013 Omnibus Incentive Plan. Any STIP awards earned in 2017 were paid in the first quarter of 2018. Other than the equity awards disclosed below, there were no other equity-based incentive awards granted to the named executive officers in 2017.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Share Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Barry L. Pennypacker	STIP		$489,250	$978,500	$1,957,000
	Stock Options	02/22/2017								112,249	$25.68	$1,364,948
	Performance Shares	02/22/2017				11,791	47,163	94,326				$1,442,245
David J. Antoniuk	STIP		$183,750	$367,500	$735,000
	Stock Options	02/22/2017								35,516	$25.68	$431,875
	Performance Shares	02/22/2017				3,731	14,923	29,846				$456,345
Thomas G. Musial	STIP		$138,548	$277,095	$554,190
	Stock Options	02/22/2017								20,070	$25.68	$244,051
	Performance Shares	02/22/2017				2,108	8,433	16,866				$257,881
Aaron H. Ravenscroft	STIP		$97,500	$195,000	$390,000
	Stock Options	02/22/2017								20,205	$25.68	$245,693
	Performance Shares	02/22/2017				2,123	8,490	16,980				$259,624
Lawrence J. Weyers(7)	STIP		$167,344	$334,688	$669,376
	Restricted Stock Units	01/16/2017							12,500			$298,000
	Stock Options	02/22/2017								17,960	$25.68	$218,394
	Performance Shares	02/22/2017				1,887	7,546	15,092				$230,757
Louis F. Raymond(8)	STIP		$75,000	$150,000	$300,000
	Stock Options	02/22/2017								13,470	$25.68	$163,795
	Performance Shares	02/22/2017				1,415	5,660	11,320				$173,083

(1)

These amounts represent potential payments under the 2017 STIP; the actual amounts received (if any) are shown in the Summary Compensation Table above. The threshold amount reflects the total of the threshold payment levels that represent 50% of the target amount. The maximum amount reflects the total amount of maximum payment levels that represent 200% of the target amount.

(2)

These amounts represent potential payouts under the 2017 LTIP and have been adjusted to account for the 1-for-4 reverse stock split which occurred in November 2017 (the “1-for-4 reverse stock split”). The threshold amount reflects the total of the threshold payout levels that represent 25% of the target amount. The maximum amount reflects the total amount of maximum payout levels that represent 200% of the target amount.

(3)	This amount has been adjusted to account for the 1-for-4 reverse stock split.

(4)	These amounts have been adjusted to account for the 1-for-4 reverse stock split. The stock options vest over a three-year period, commencing on the first anniversary of the grant date.

(5)	The exercise price equals the closing market price of our common stock on the date of grant, as adjusted to account for the 1-for-4 reverse stock split.

(6)	Reflects the grant date fair value of the awards granted in 2017 as computed under ASC Topic 718.

(7)

Mr. Weyers forfeited 38% of the restricted stock units, all of the stock options and all of the performance shares granted to him in 2017 in connection with his departure from the Company. See “Lawrence J. Weyers Severance Agreement” below for more information regarding the compensation and benefits received by Mr. Weyers in connection with his departure from the Company.

(8)

Mr. Raymond forfeited one-third of the stock options and performance shares granted to him in 2017 in connection with his departure from the Company; such forfeitures occurred in early 2018. See “Louis F. Raymond Severance Agreement” below for more information regarding the compensation and benefits received by Mr. Raymond in connection with his departure from the Company.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth the stock options, restricted stock units, restricted stock awards, and performance share awards previously granted to the named executive officers relating to our common stock that were outstanding at the end of 2017.

	Option Awards(1)(2)					Stock Awards(1)(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(4)	Option Exercise Price ($)(5)	Option Grant Date	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(6)	Market Value of Shares of Stock that Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(7)
Barry L. Pennypacker	38,675 0	116,028 112,249(9)	17.40 25.68	3/28/2016 2/22/2017	3/28/2026 2/22/2027	-	-	143,420(10)(11)	$5,642,123
David J. Antoniuk	5,462 0	16,389 35,516(9)	22.80 25.68	5/31/2016 2/22/2017	5/31/2026 2/22/2027	21,578(12)	$848,879	32,354(10)(11)	$1,272,787
Thomas G. Musial	0 3,837 13,875 10,290 6,450 3,877 3,932 6,915 0	0 0 0 0 0 1,293 3,933 20,746 20,070(9)	31.95 31.95 16.15 13.29 14.81 23.73 17.80 17.40 25.68	2/15/2008 2/15/2008 2/14/2011 2/28/2012 2/26/2013 2/14/2014 2/17/2015 3/28/2016 2/22/2017	2/15/2018 2/15/2018 2/14/2021 2/28/2022 2/2/2023 2/13/2024 2/17/2025 3/28/2026 2/22/2027	11,820(13)(14)	$464,999	25,645(10)(11)	$1,008,855
Aaron H. Ravenscroft	6,188 0	18,565 20,205(9)	17.40 25.68	3/28/2016 2/22/2017	3/28/2026 2/22/2027	5,814(12)	$228,723	24,363(10)(11)	$958,440
Lawrence J. Weyers(16)	0 1,417 2,425 1,750 1,065 2,273 1,723 2,344 6,975 12,376	0 0 0 0 0 0 0 0 0 0	31.95 31.95 3.60 9.27 16.15 13.29 14.81 23.73 17.80 17.40	2/15/2008 2/15/2008 2/24/2009 2/11/2010 2/14/2011 2/28/2012 2/26/2013 2/14/2014 2/17/2015 3/28/2016	2/15/2018 2/15/2018 2/24/2019 2/11/2020 2/14/2021 2/28/2022 2/2/2023 8/31/2018 2/17/2025 3/28/2026	17,897(13)(14)(15)	$704,068	6,460(10)	$254,136
Louis F. Raymond(17)	0 593 5,450 4,500 2,275 1,575 979 594 623 3,094 0	0 0 0 0 0 0 0 199 625 9,283 13,470(9)	31.95 31.95 3.60 9.27 16.15 13.29 14.81 23.73 17.80 17.40 25.68	2/15/2008 2/15/2008 2/24/2009 2/11/2010 2/14/2011 2/28/2012 2/26/2013 2/14/2014 2/17/2015 3/28/2016 2/22/2017	2/15/2018 2/15/2018 2/24/2019 2/11/2020 2/14/2021 2/28/2022 2/2/2023 2/14/2024 2/17/2025 3/28/2026 2/22/2027	2,929(13)(14)	$115,227	14,304(10)(11)	$562,719

(1)	The number of shares of common stock underlying option awards and stock awards has been adjusted to account for the 1-for-4 reverse stock split.
(2)

Consists of options to purchase common stock of the Company under the Company’s 2013 Omnibus Incentive Plan and 2003 Incentive Stock and Awards Plan. As a result of the Spin-Off, each then-outstanding stock option of the Company was deemed bifurcated into two separate option awards: one covering Company common stock, and one covering Welbilt, Inc. common stock. This table does not include the awards that cover Welbilt, Inc.’s common stock.

(3)	Consists of restricted stock awards, restricted stock units and performance shares granted under the 2013 Omnibus Incentive Plan.
(4)

Unless otherwise noted in these footnotes, all unvested stock options referenced in this table vest 25% per year beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary of the grant date.

(5)	The exercise price equals the closing market price of our common stock on the date of grant, as adjusted to account for the 1-for-4 reverse stock split.
(6)	The grant dates and vesting dates for all restricted stock awards and restricted stock units that our named executive officers held at December 31, 2017 are as follows:

Name	Grant Date	Vesting Date	Number of Units/Awards
David J. Antoniuk	5/31/2016	5/31/2019	21,578 Restricted Stock Units
Thomas G. Musial	2/17/2015	2/17/2018	4,321 Restricted Stock Units
	4/08/2015	3/04/2018	7,499 Restricted Stock Awards
Aaron H. Ravenscroft	3/28/2016	3/28/2019	5,814 Restricted Stock Units
Lawrence J. Weyers	2/17/2015	3/01/2018	4,541 Restricted Stock Units
	1/16/2017	3/01/2018	7,750 Restricted Stock Units
	4/08/2015	3/04/2018	5,606 Restricted Stock Awards
Louis F. Raymond	2/17/2015	2/17/2018	685 Restricted Stock Units
	4/08/2015	3/04/2018	2,244 Restricted Stock Awards
(7)	The market value is calculated by multiplying the closing price of our common stock on December 29, 2017 ($39.34) by the number of unvested shares.
(8)	The vesting dates/dates of expiration of the performance period for all performance shares that our named executive officers held at December 31, 2017 are as follows:

Name	Incentive Plan Under Which Performance Shares Were Granted	Vesting Date/Date of Expiration of Performance Period	Number of Shares
Barry L. Pennypacker	2016 LTIP	12/31/2018	72,675
	2017 LTIP	12/31/2019	70,745
David J. Antoniuk	2016 LTIP	12/31/2018	9,969
	2017 LTIP	12/31/2019	22,385
Thomas G. Musial	2016 LTIP	12/31/2018	12,995
	2017 LTIP	12/31/2019	12,650
Aaron H. Ravenscroft	2016 LTIP	12/31/2018	11,628
	2017 LTIP	12/31/2019	12,735
Lawrence J. Weyers	2016 LTIP	12/31/2018	6,460
Louis F. Raymond	2016 LTIP	12/31/2018	5,814
	2017 LTIP	12/31/2019	8,490
(9)	Vests 33% per year beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the third anniversary of the grant date.
(10)

Includes performance share awards granted in 2016 under the 2013 Omnibus Incentive Plan. The performance period expires at the end of 2018. As of December 31, 2017, the performance trend was at the target level, so the number of shares appearing here is the number of shares that would be awarded assuming target performance is achieved.

(11)

Includes performance share awards granted in 2017 under the 2013 Omnibus Incentive Plan. The performance period expires at the end of 2019. As of December 31, 2017, the performance trend was at 150% of the target level, so the number of shares appearing here is the number of shares that would be awarded assuming performance at 150% of target level is achieved.

(12)	Includes restricted stock units granted in 2016 under the 2013 Omnibus Incentive Plan. These restricted stock units vest on the third anniversary of the grant date.
(13)	Includes retention-related restricted stock awards granted in 2015 under the 2013 Omnibus Incentive Plan. The restrictions lapse on the second anniversary of the Spin-Off.
(14)	Includes restricted stock units granted in 2015 under the 2013 Omnibus Incentive Plan. These restricted stock units vest on the third anniversary of the grant date.

(15)	Includes restricted stock units granted in 2017 under the 2013 Omnibus Incentive Plan. These restricted stock units vest on the first anniversary of the grant date.
(16)

Reflects acceleration and forfeiture of equity awards in accordance with Mr. Weyers’ severance agreement with the Company. See “Lawrence J. Weyers Severance Agreement” below for additional information.

(17)

Does not reflect acceleration or forfeiture of equity awards in accordance with Mr. Raymond’s severance agreement with the Company, as such acceleration and forfeiture occurred in early 2018. See “Louis F. Raymond Severance Agreement” below for additional information.

Option Exercises and Stock Vested in Fiscal 2017

The following table presents, for each named executive officer, the stock options exercised and the stock awards vested during 2017.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Barry L. Pennypacker	0	$0	0	$0
David J. Antoniuk	0	$0	0	$0
Thomas G. Musial	5,750	$16,921	3,878	$98,346
Aaron H. Ravenscroft	0	$0	0	$0
Lawrence J. Weyers	2,051	$1,935	1,760	$44,634
Louis. F. Raymond	1,300	$1,227	593	$15,038
(1)

The number of shares acquired on exercise has been adjusted to account for the 1-for-4 reverse stock split. Similar to the Outstanding Equity Awards at 2017 Fiscal Year-End table, this table includes only awards covering Company common stock and does not include awards (issued in connection with the Spin-Off) that cover Welbilt, Inc. common stock.

(2)

The dollar value realized by stock option exercises in 2017 represents the total pre-tax value realized by the named executive officers upon exercise. The realized amount represents the fair market value of the shares on the date exercised minus the exercise price, as adjusted to account for the 1-for-4 reverse stock split. The amounts in the table exclude any stock options over which a named executive officer did not have a pecuniary interest.

(3)	The number of shares acquired on vesting has been adjusted to account for the 1-for-4 reverse stock split.
(4)	The dollar value realized on vesting of stock awards represents the fair market value of the shares on the applicable vesting date.

Pension Benefits for Fiscal 2017

(Supplemental Executive Retirement Plan)

The following table sets forth information with respect to the Company’s Supplemental Executive Retirement Plan (also referred to herein as the SERP) as of December 31, 2017.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas G. Musial	SERP	17.58	$8,083,547	$0
(1)

Reflects the number of years since the participant began participating in the SERP. The SERP was adopted by the Company in 2000. Currently, an executive of the Company is not eligible to participate under the SERP until the executive has at least five credited years of service with the Company and satisfies other criteria determined by the Compensation Committee. As of December 31, 2017, Thomas G. Musial had 41.42 years of actual service with the Company.

Under the SERP, eligible executives are entitled to receive retirement benefits which are intended to fund a life annuity equal to 55% of a participant’s final average pay at the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals 80. A participant’s final five-year average pay is computed by averaging the participant’s projected base salary (including elective deferrals) and non-equity incentive plan compensation payable for each year for the five consecutive calendar year period when the participant receives or is projected to receive his or her highest average compensation prior to the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals 80. Benefits are computed using a straight-life annuity and are not reduced for social security or other offsets. Under the SERP, an account balance is maintained for each participant, which account reflects (a) an annual contribution credit that is determined by calculating the present value of the lump-sum actuarial equivalent of 55% of the participant’s five-year final average pay payable as a life annuity, at the earlier of (i) normal retirement (age 65) or (ii) the first of the month following the date on which the participant’s attained age plus years of service with the Company equals 80; and (b) an annual increase in the account balance at the end of each year equal to 9% of the account balance at the beginning of the year; provided, however, that under the amendment to the SERP approved by the Board of Directors in December 2017, beginning with the plan year that commenced on January 1, 2018, the annual increase in the account balance will instead be equal to the 10-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the first day of that plan year, for any participant who had not yet received at least one installment payment under the SERP before December 31, 2017.  When a participant becomes eligible for a distribution under the plan, the participant may elect to receive his/her account balance in a lump-sum or over a fixed number of years not to exceed ten years. Currently, the Compensation Committee has determined that an executive will not be eligible to participate under the SERP until the executive has at least five credited years of service with the Company and/or its subsidiaries and satisfies other criteria determined by the Compensation Committee. Additionally, for any executive who becomes a participant after 2008 and whose projected total service at his or her target retirement date is less than 25 years, the 55% target retirement benefit will be prorated based on the projected total service years divided by 25.

Non-Qualified Deferred Compensation

The following table sets forth information with respect to the Company’s Deferred Compensation Plan, a non-qualified plan, as of December 31, 2017.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings (Loss) in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE(2)
Barry L. Pennypacker	$48,651	$0	$50,714	$0	$151,249
David J. Antoniuk	$24,500	$0	$5,345	$0	$43,890
Thomas G. Musial	$0	$0	$243,607	$0	$2,053,568
Aaron H. Ravenscroft	$11,613	$0	$4,248	$0	$30,632
Lawrence F. Weyers	$0	$0	$23,176	$0	$127,387
Louis F. Raymond	$0	$0	$200,899	$0	$1,115,338
(1)

Reflects elective deferrals of compensation earned or payable in 2017. These amounts were also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table (as applicable).

(2)

Of the amounts reported in the “Aggregate Balance at Last FYE” column, the following amounts were previously reported in the Non-Qualified Deferred Compensation table in the Company’s proxy statement for its 2017 annual meeting of shareholders: Mr. Pennypacker – $51,884; Mr. Antoniuk – $14,055; Mr. Musial – $1,809,961; Mr. Ravenscroft – $14,771; and Mr. Weyers – $104,211. Mr. Raymond is a named executive officer for the first time in fiscal 2017 and, therefore, has not been included in a prior Non-Qualified Deferred Compensation table.

Eligible participants in the Deferred Compensation Plan may elect to defer up to 40% of base salary and up to 100% of awards to be paid under the STIP. Credits to deferred compensation accounts may also include a Company contribution. This contribution equals the amount of compensation deferred by the participant for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the rate of variable retirement plan contributions that the participant received from the Company during the year under the 401(k) Retirement Plan, plus 1%. If the Company does not make a contribution to the 401(k) Retirement Plan during the year, there will not be any Company contribution under the Deferred Compensation Plan for that year.

Deferred amounts can be invested into a variety of accounts, which mirror the performance of several different mutual funds offered in the 401(k) Retirement Plan, as well as the Company Stock Fund (which includes only the Company’s common stock). Transfers between the Company Stock Fund and the other funds are not permitted. Participants are not required to direct any minimum amount of deferred compensation into the Company Stock Fund.

Post-Employment Compensation

In 2015, the Company adopted a new form of Contingent Employment Agreement (the “Contingent Employment Agreement”) for its executive officers (and certain other key executives and employees of the Company and certain subsidiaries) to replace the previous similar agreement with such individuals. All of the Company’s executive officers have executed the new Contingent Employment Agreement.

The Contingent Employment Agreements provide generally that in the event of a “change in control” (as defined in the Agreements) of the Company, each executive officer will continue to be employed by the Company for a period of time (three years in the case of the Chief Executive Officer and two years in the case of the other named executive officers). Under the Contingent Employment Agreements, each executive will remain employed at the same position held as of the change in control date, and will receive a salary at least equal to the salary in effect as of such date, plus all bonuses, incentive compensation, and other benefits extended by the Company to its executive officers and key employees, provided that the plans and bonus opportunity are no less favorable than those that were available prior to a change in control. After a change in control, the executive officer’s compensation would be subject to potential upward adjustment at least annually based upon the executive officer’s contributions and the level of increases provided to other executive officers and employees. Each Contingent Employment Agreement terminates prior to the end of the applicable employment period if the executive officer voluntarily retires from the Company or is terminated by the Company “for cause,” as defined in the Contingent Employment Agreement.

In the event the executive officer is terminated by the Company without cause following a change in control, the executive officer is entitled to participate in certain benefit plans provided by the Company for the remainder of the applicable employment period and receive an amount equal to the base salary through the date of termination and for the remaining portion of the applicable employment period, all deferred salary and other compensation earned by the executive officer during the course of employment with the Company and the amount of the target cash incentive bonus under all short-term and long-term cash bonus plans maintained by the Company in which the executive officer participates for the fiscal year of termination and for all subsequent fiscal years through the applicable employment period. Upon the executive officer’s termination of employment by the surviving entity without cause, or by the officer for good reason, in either case within 24 months (36 months in the case of the Chief Executive Officer) following a change in control, all of the executive officer’s equity-based awards that are in effect as of the date of such termination will be vested in full or deemed earned in full (as if the maximum performance goals provided under such award were met, if applicable) effective on the date of such termination (i.e., a “double trigger”); if employment continues, the original vesting schedule will continue to apply. To the extent that equity-based awards are not assumed by the purchaser, successor or surviving entity, or a more favorable outcome is not provided in the applicable plan or award agreement, upon a change in control: (i) stock options, stock-appreciation rights and time-based restricted stock (including restricted stock units) will vest and may be paid out in cash; (ii) performance-based awards will be pro-rated and paid out in cash assuming the greater of target or projected actual performance (based on the assumption that the applicable performance goals continue to be achieved at the same rate through the end of the performance period as they have been at the time of the change in control); (iii) dividend equivalent units will be pro-rated to the extent, if at all, any related award is settled on a pro rata basis and paid out in cash; and (iv) each other type of equity-based award not mentioned above will be paid out in cash based on the value of the award as of the date of the change in control.

In the event the executive officer is terminated by the Company for cause, the executive officer is only entitled to the salary and benefits accrued and vested as of the effective date of the termination. Except as described below, each Contingent Employment Agreement is terminable by either party at any time prior to a change in control.

If a named executive officer is terminated by the Company without cause within six months prior to a change in control and it is reasonably demonstrated by the executive officer that the termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a change in control; or (ii) otherwise arose in connection with or in anticipation of a change in control, the executive officer will be entitled to the severance payment and benefits that he would have otherwise have received if he were terminated by the Company without cause following a change in control.

If any of the payments to a named executive officer would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code and would result in the imposition on the executive officer of an excise tax under Section 4999 of the Internal Revenue Code (the “Excise Tax”), the executive officer is not entitled to any tax gross up amount; however, the executive officer would be entitled to receive the “best net” treatment. Under the “best net” treatment, if the after-tax amount (taking into account all federal, state and local excise, income and other taxes) that would be retained by the executive officer is less than the after-tax amount that would be retained by the executive officer if the executive officer were instead to be paid or provided (as the case may be) the maximum amount that the executive officer could receive without being subject to the Excise Tax (the “Reduced Amount”), then the executive officer shall be entitled to receive the Reduced Amount instead of the full amount that would have been subject to the Excise Tax.

The Contingent Employment Agreements also provide that if the executive officer is terminated (i) by the Company without cause prior to the end of the applicable employment period; or (ii) by the Company within six months prior to a change in control in anticipation of a change in control as explained above, the executive officer will be prohibited from rendering services to a competitor of the Company for (y) the lesser of two years (three years in the case of the Chief Executive Officer) or the unexpired term of the applicable employment period or (z) two years (three years in the case of the Chief Executive Officer) in the case of a termination by the Company within six months prior to a change in control in anticipation of a change in control as described above. The Contingent Employment Agreements define “competitor” as any corporation, person, firm or organization that engages in research and development work, produces and/or sells any product or service that is the same as, functionally equivalent to, or otherwise directly competitive with one made, offered, sold or provided by the Company.

The Contingent Employment Agreements define “cause” as a conviction based upon the commission of a felony or becoming the subject of a final nonappealable judgment of a court of competent jurisdiction holding that the executive officer is liable to the Company for damages for obtaining a personal benefit in a transaction adverse to the interests of the Company.

The Contingent Employment Agreements define “good reason” as a material diminution in position, authority or title, or the assignment of duties that are materially inconsistent with the executive officer’s position or title as described in the applicable Agreement; a material diminution in base salary or incentive/bonus opportunities; a change of fifty miles from the location of the executive officer’s principal place of employment on the date of the change in control; a material breach by the Company of any of its obligations under the applicable Agreement; and any successor to the principal business of the Company failing or refusing to assume the Company’s obligations under the applicable Agreement.

If the executive officer becomes disabled during the applicable employment period and is unable to perform the regular duties of employment on a full-time basis, the Company will pay the executive officer’s normal salary and benefits for the first six months. If the disability continues beyond six months, the executive officer’s normal salary will be suspended during the period of disability. The executive officer will continue to be eligible for customary benefits as provided by the Company during the term of the executive officer’s disability and until the expiration of the applicable employment period.

Estimated Payments upon a Change in Control

The following table presents the estimated payouts that would be made upon a change in control coupled with a termination of employment (other than for cause or retirement), assuming the change in control occurred as of December 31, 2017.

Name	Base Salary(1)	Annual Incentive-Based Compensation(2)	Stock Options(3)	Restricted Shares(4)	Performance Shares(5)	Benefits(6)	Excise Tax Gross Up(7)	Total
Barry L. Pennypacker	$2,935,500	$2,935,500	$8,980,417	$0	$2,833,726	$39,101	$0	$17,724,244
David J. Antoniuk	$980,000	$735,000	$2,041,943	$848,879	$554,996	$31,608	$0	$5,192,426
Thomas G. Musial(8)	$852,600	$596,400	$1,811,292	$464,999	$506,699	$17,127	$0	$4,249,117
Aaron H. Ravenscroft	$780,000	$468,000	$1,525,212	$228,723	$471,962	$31,774	$0	$3,505,671
Louis F. Raymond(9)	$600,000	$300,000	$927,519	$115,227	$263,814	$13,771	$0	$2,220,331
(1)	Represents three times Mr. Pennypacker’s and two times each of the other named executive officer’s base salary on December 31, 2017.
(2)	Represents three times Mr. Pennypacker’s and two times each of the other named executive officer’s target cash incentive compensation under the 2017 STIP.
(3)	Intrinsic value of unvested stock options based on the closing price ($39.34) of the Company’s common stock on December 29, 2017.
(4)	Represents the value of restricted stock units and restricted shares based on the closing price ($39.34) of the Company’s common stock on December 29, 2017.
(5)

Represents the value of unvested performance shares, prorated and based on performance at year-end, which for the 2016-2018 performance cycle is projected at 100% of target, and for the 2017-2019 performance cycle is projected at 150% of target. These values are based on the closing price ($39.34) of the Company’s common stock on December 29, 2017.

(6)

Represents three times in the case of Mr. Pennypacker and two times in the case of each of the other named executive officers, the value of annual benefits (including group life insurance, hospitalization and medical insurance) provided to such named executive officer.

(7)	The Company does not provide excise tax gross-ups under the Contingent Employment Agreements.

(8)

The figures in this row represent the estimated payouts that Mr. Musial would have received assuming a change in control and termination occurred as of December 31, 2017. However, the actual payments and benefits Mr. Musial will receive in connection with his retirement from the Company in July 2018 is described below under “Thomas G. Musial Severance Agreement.”

(9)

Mr. Raymond resigned from his position as an executive officer of the Company effective November 27, 2017, but his employment with the Company did not terminate until January 3, 2018.  For purposes of this table, we have assumed that Mr. Raymond’s employment was terminated in connection with a change in control as of December 31, 2017.  The actual payments and benefits received by Mr. Raymond in connection with the termination of his employment are described below under “Louis F. Raymond Severance Agreement.”

As stated in the Compensation Discussion and Analysis, the Company also has a severance pay plan that establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors and the Compensation Committee have the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not generally have a formal severance plan for other forms of employment termination, except for the Contingent Employment Agreements described under Post-Employment Compensation and the severance agreements with Mr. Weyers, Mr. Raymond and Mr. Musial, which are described in the Lawrence J. Weyers Severance Agreement section, the Louis F. Raymond Severance Agreement section and the Thomas G. Musial Severance Agreement section, respectively.

Lawrence J. Weyers Severance Agreement

On August 31, 2017, the Company entered into a severance agreement and release (the “Weyers Severance Agreement”) with Mr. Weyers.  Under the Weyers Severance Agreement, Mr. Weyers is entitled to receive a total of $446,250 in biweekly payments over 26 two-week periods (the “Severance Pay Period”). Payments beginning with the 14th two-week pay period will be subject to reduction by any compensation earned by Mr. Weyers from a new employer.  Between August 31, 2017 and December 31, 2017, Mr. Weyers received a total of $130,442 in cash severance payments. In addition, Mr. Weyers received $489,229, which represents three-quarters of the 2017 STIP award that he would have received if he had remained employed by the Company, based upon actual 2017 performance factors.

The vesting of certain equity grants to Mr. Weyers was accelerated, while other equity grants that had yet to vest as of August 31, 2017 were forfeited. Vested stock options remain exercisable according to the terms of the applicable plan.  The exercise period for all vested stock options, including those for which vesting was accelerated, is twelve months from August 31, 2017.  Any vested restricted stock units (“RSUs”) will be paid out in cash, generally at such time as the payouts of RSUs would have been made if Mr. Weyers remained employed by the Company.

Mr. Weyers is entitled to any vested retirement plan benefits previously accrued, and the Company is paying the balance of his account in its Deferred Compensation Plan in accordance with the terms of such plan and in compliance with Section 409A of the Internal Revenue Code. Mr. Weyers is eligible for the reimbursement of a portion of his monthly health and/or dental insurance coverage under COBRA through the Severance Pay Period, with the Company’s reimbursement obligation subject to early termination if Mr. Weyers is offered health insurance from a new employer prior to the end of the Severance Pay Period.

The Weyers Severance Agreement also includes a release and customary covenants restricting Mr. Weyers from disclosing confidential information, from competing with the Company’s business and from soliciting employees of the Company and its subsidiaries.

Louis F. Raymond Severance Agreement

On November 30, 2017, the Company entered into a severance agreement and release (the “Raymond Severance Agreement”) with Mr. Raymond. Mr. Raymond’s employment with the Company terminated on January 3, 2018. Under the Raymond Severance Agreement, Mr. Raymond is entitled to receive a total of $300,000 in biweekly payments over the Severance Pay Period. In addition, Mr. Raymond received $292,350, which represents his full share of the 2017 STIP award that he would have received, based on actual 2017 performance factors.

The vesting of certain equity grants to Mr. Raymond was accelerated, while other equity grants that had yet to vest as of January 3, 2018 were forfeited. Vested stock options remain exercisable according to the terms of the applicable plan.  The exercise period for all vested stock options, including those for which vesting was accelerated, is twelve months from January 3, 2018. Any vested RSUs will be paid in stock, generally at such time as the payouts of RSUs would have been made if Mr. Raymond remained employed by the Company.

Mr. Raymond is entitled to any vested retirement plan benefits previously accrued, and the Company is paying the balance of his account in its Deferred Compensation Plan in accordance with the terms of such plan and in compliance with Section 409A of the Internal Revenue Code. Mr. Raymond is eligible for the reimbursement of a portion of his monthly health and/or dental insurance coverage under COBRA through the Severance Pay Period, with the Company’s reimbursement obligation subject to early termination if Mr. Raymond is offered health insurance from a new employer prior to the end of the Severance Pay Period.

The Raymond Severance Agreement also includes a release and customary covenants restricting Mr. Raymond from disclosing confidential information, from competing with the Company’s business and from soliciting employees of the Company and its subsidiaries.

Thomas G. Musial Severance Agreement

On February 23, 2018, the Company announced that Mr. Musial will be retiring from the Company effective July 6, 2018 (the “Retirement Date”).  In connection with his retirement, the Company entered into a severance agreement and release (the “Musial Severance Agreement”) with Mr. Musial.  Under the Musial Severance Agreement, the Company agreed to provide Mr. Musial with a paid leave of absence from February 21, 2018 (or another mutually agreed upon date) through June 30, 2018 and an unpaid leave of absence from July 1, 2018 through the Retirement Date.

Pursuant to the Musial Severance Agreement, Mr. Musial will be paid $213,149.95 in accordance with the Company’s bi-weekly payroll for the 26-week period from July 1 through December 31, 2018 and a lump sum payment in the amount of $873,915.05 between January 10 and January 31, 2019.  In addition, Mr. Musial will be eligible to receive an amount equal to one-third of the amount that he would have received under the 2018 STIP based upon actual 2018 performance factors. Any award earned will be paid out when the 2018 STIP awards are finalized in early 2019.

Mr. Musial is also entitled to full accelerated vesting of any equity awarded prior to the Retirement Date that has not yet vested by the Retirement Date, all restricted stock will be transferred immediately without restrictions, and restricted stock units will be paid out in cash, equal to an amount calculated at 100% of the target award, at such times as payments would have otherwise been paid had he remained employed with the Company.

Mr. Musial is entitled to any vested retirement plan benefits that he accrued through the Retirement Date, and the Company will pay the balance of his account in its Deferred Compensation Plan in accordance with the terms of such plan. If Mr. Musial elects continued health and/or dental insurance coverage under COBRA, the Company will reimburse 80% of the monthly cost of such coverage to him through December 31, 2019, with the Company’s reimbursement obligation subject to early termination if Mr. Musial is offered health insurance from a new employer prior to the end of 2019.

The Musial Severance Agreement also includes a release and customary covenants restricting Mr. Musial from disclosing confidential information, from competing with the Company’s business and from soliciting employees of the Company and its subsidiaries.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Mr. Pennypacker, our Chief Executive Officer.  For the year ended December 31, 2017:

•	the annual total compensation of our median employee was reasonably estimated to be $66,040; and
•	the annual total compensation of Mr. Pennypacker was $5,726,392.

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee is estimated to be 87 to 1.

We identified our median employee using a multi-step process.  First, we examined the base salaries and wages of all individuals employed by us on December 31, 2017 (other than Mr. Pennypacker), whether full-time, part-time, or on a seasonal basis to identify the median base salary of all our employees.  We annualized wages and salaries for all permanent employees who were hired after January 1, 2017, as permitted by SEC rules, and converted all employees’ salaries or wages into U.S. dollars based on the applicable foreign exchange rate on December 31, 2017.  We then calculated the total compensation of each of the employees to whom we paid the median base salary according to the same rules we use to calculate the total compensation of our named executive officers reported in the Summary Compensation Table, including the value of widely available welfare benefits, such as employer-paid medical, dental and disability insurance.  We selected the individual within such group whose total compensation was at the median to serve as our median employee whose compensation is disclosed above.

To calculate our ratio, we divided Mr. Pennypacker’s annual total compensation by the annual total compensation of our median employee.  To calculate Mr. Pennypacker’s annual total compensation, we used the amount reported in the “Total” column of our Summary Compensation Table for 2017 plus the value of his employer-paid welfare benefits.  Such welfare benefits may be excluded from the Summary Compensation Table under SEC rules, but must be included in the ratio since such benefits were included in the annual total compensation of our median employee.

MISCELLANEOUS

Other Matters

Management knows of no business that will be presented for action at the 2018 Annual Meeting other than as set forth in the Notice of Annual Meeting accompanying this Proxy Statement.  If other matters do properly come before the 2018 Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.

Shareholder Proposals

Proposals that shareholders of the Company intend to present at and have included in the Company’s Proxy Materials for the 2019 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received no later than November 22, 2018, at the Company’s principal executive offices, One Park Plaza, 11270 West Park Place, Suite 1000, Milwaukee, Wisconsin 53224, directed to the attention of our Secretary.

Under the Company’s Restated By-laws, written notice of shareholder proposals for the 2019 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in the 2019 Annual Meeting Proxy Materials (shareholder proposals submitted outside the processes of Rule 14a-8) must be received not prior to December 31, 2018 nor after January 25, 2019, directed to the attention of our Secretary, and such notice must contain the information specified in the Company’s Restated By-laws.

Annual Report

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2017 is available online at www.proxyvote.com and also through the Company’s website: www.manitowoc.com.  In addition, the Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this Proxy Statement as being available to a shareholder upon request.  Such requests should be addressed to our Secretary, The Manitowoc Company, Inc., One Park Plaza, 11270 West Park Place, Suite 1000, Milwaukee, Wisconsin 53224.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of Proxy Materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect any dividend check mailings.  If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our Secretary (in writing: The Manitowoc Company, Inc., One Park Plaza, 11270 West Park Place, Suite 1000, Milwaukee, Wisconsin 53224, by telephone: 920-684-4410) with the names in which all accounts are registered.  If you participate in householding and wish to receive a separate copy of the 2017 Annual Report or this Proxy Statement, please contact our Secretary at the above address or phone number.  We will deliver the requested documents to you promptly upon your request. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

It is important that proxies be returned promptly. Whether or not you expect to attend the 2018 Annual Meeting in person, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors

Thomas L. Doerr, Jr.
Senior Vice President, General Counsel and Secretary

Milwaukee, Wisconsin, March 22, 2018

Annex A:  Non-GAAP Reconciliation – Free Cash Flow

The reconciliation provided below reconciles free cash flow with net cash provided by operating activities of continuing operations, the most directly comparable GAAP financial measure, for the year ended December 31, 2017.

(in millions)
Net cash provided by operating activities of continuing operations	$ 78.5
Less: Capital expenditures	$ (28.9)
Excluding: Spin-Off and one-time costs and tax settlements	$ -
Free Cash Flow	$ 49.6

A-1

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 1, 2018. THE MANITOWOC COMPANY, INC. THE MANITOWOC COMPANY, INC. ONE PARK PLAZA 11270 WEST PARK PLACE, SUITE 1000 MILWAUKEE, WISCONSIN 53224 Meeting Information Meeting Type: Annual Meeting For holders as of: February 28, 2018 Date: May 1, 2018 Time: 9:00 AM CDT Location: The Pfister Hotel 424 East Wisconsin Avenue Milwaukee, WI 53202 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the

THE MANITOWOC COMPANY, INC. ONE PARK PLAZA 11270 WEST PARK PLACE, SUITE 1000 MILWAUKEE, WISCONSIN 53224 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E37434-P01631 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE MANITOWOC COMPANY, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends a vote FOR proposals 1 through 3 and AGAINST proposal 4. All All Except nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) Robert G. Bohn 02) Donald M. Condon, Jr. 03) Anne M. Cooney 04) Kenneth W. Krueger 05) C. David Myers 06) Barry L. Pennypacker 07) John C. Pfeifer ! ! !    For Against Abstain 2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ! ! ! ending December 31, 2018. 3. An advisory vote to approve the compensation of the Company's named executive officers. ! ! ! 4. A shareholder proposal regarding a simple majority vote standard. ! ! ! NOTE: If other matters properly come before the meeting or any adjournment or postponement thereof, the undersigned also authorizes the named proxies to vote on such matters in their discretion. Yes No Please indicate if you plan to attend this meeting. ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E37435-P01631 THE MANITOWOC COMPANY, INC. Annual Meeting of Shareholders May 1, 2018 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Barry L. Pennypacker and Thomas L. Doerr, Jr., and each of them, as proxies for the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of The Manitowoc Company, Inc. that the undersigned is entitled to vote at the meeting and any adjournment or postponement of the meeting upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement of the meeting, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy previously given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4. All votes must be received by 5:00 p.m., Eastern Time, April 30, 2018. All votes for 401(k) participants must be received by 5:00 p.m., Eastern Time, April 24, 2018. Continued and to be signed on reverse side